Exhibit 4.3

PURCHASE AND SALE AGREEMENT

between

PIONEER NATURAL RESOURCES USA, INC.,

RELIANCE EAGLEFORD UPSTREAM HOLDING LP,

and

NEWPEK, LLC

as Sellers

and

Sundance Energy, Inc.

as Buyer

dated

March 9, 2018

4.22	Foreign Person	21
4.23	Absence of Changes and Events	21
4.24	Wells	22
4.25	Leases	22

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		22

5.1	Organization, Existence and Qualification	22
5.2	Authority, Approval and Enforceability	22
5.3	No Conflicts	23
5.4	Consents	23
5.5	Bankruptcy	23
5.6	Litigation	23
5.7	Financing	23
5.8	Regulatory	23
5.9	Independent Evaluation	24
5.10	Brokers’ Fees	24
5.11	Accredited Investor	24

ARTICLE VI CERTAIN AGREEMENTS		24

6.1	Conduct of Business	24
6.2	Successor Operator	26
6.3	Asset Credit Support	26
6.4	Record Retention	26
6.5	Access to Information and Use of Information	27
6.6	Knowledge of Breach; Right to Cure	28
6.7	Exclusivity	28
6.8	Amendment of Schedules	29
6.9	Affiliate Services	29
6.10	JDA Agreements	29
6.11	Meeks and Wye Ranch Agreements.	29
6.12	Transition Services	30

ARTICLE VII BUYER’S CONDITIONS TO CLOSING		30

7.1	Representations and Warranties	30
7.2	Performance	30
7.3	No Injunctions	30
7.4	Closing Deliverables	30
7.5	Enterprise Closing Agreement	30

ARTICLE VIII SELLERS’ CONDITIONS TO CLOSING		31

8.1	Representations and Warranties	31
8.2	Performance	31
8.3	No Injunctions	31
8.4	Closing Deliverables	31

8.5	Enterprise Closing Agreement	31

ARTICLE IX CLOSING		32

9.1	Date of Closing	32
9.2	Place of Closing	32
9.3	Closing Obligations	32
9.4	Records	34

ARTICLE X ACCESS; DISCLAIMERS		34

10.1	Access	34
10.2	Confidentiality	34
10.3	Disclaimers	34

ARTICLE XI TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS		36

11.1	Sellers’ Title	36
11.2	Casualty Loss.	37
11.3	Consents to Assign	39

ARTICLE XII ENVIRONMENTAL MATTERS		40

12.1	NORM, Asbestos, Wastes and Other Substances	40

ARTICLE XIII ASSUMPTION; INDEMNIFICATION; SURVIVAL		40

13.1	Assumed Obligations; Retained Obligations	40
13.2	Indemnities of each Seller	42
13.3	Indemnities of Buyer	43
13.4	Limitation on Liability	43
13.5	Express Negligence	44
13.6	Exclusive Remedy	44
13.7	Indemnification Procedures	45
13.8	Survival	47
13.9	Waiver of Right to Rescission	48
13.10	Insurance, Taxes	48
13.11	NON-COMPENSATORY DAMAGES	48
13.12	Disclaimer of Application of Anti-Indemnity Statutes	49
13.13	Treatment of Payments	49
13.14	No Materiality Qualifier	49

ARTICLE XIV TERMINATION; DEFAULT AND REMEDIES		49

14.1	Right of Termination	49
14.2	Effect of Termination; Other Remedies	50
14.3	Return of Documentation and Confidentiality	52

ARTICLE XV MISCELLANEOUS		52

15.1	Appendices, Exhibits and Schedules	52
15.2	Expenses and Taxes	52
15.3	Assignment	53
15.4	Preparation of Agreement	54
15.5	Publicity	54
15.6	Notices	54
15.7	Further Cooperation	56
15.8	Filings, Notices and Certain Governmental Approvals	56
15.9	Entire Agreement; Conflicts	56
15.10	Parties in Interest	57
15.11	Amendment	57
15.12	Waiver; Rights Cumulative	57
15.13	Governing Law; Jurisdiction	57
15.14	Severability	58
15.15	Removal of Name	58
15.16	Counterparts	59
15.17	[Reserved]	59
15.18	Like-Kind Exchange	59
15.19	Several Liability	59

LIST OF EXHIBITS AND SCHEDULES

Annex I	―	Defined Terms
Exhibit A	―	Leases
Exhibit A-1	―	Area Plat
Exhibit B	―	Wells
Exhibit C	―	Surface Rights
Exhibit D	―	CGP11
Exhibit E	―	Form of Assignment and Bill of Sale
Exhibit F	―	Excluded Assets
Exhibit G	―	[Reserved]
Exhibit H	―	Eagle Ford Shale and Austin Chalk Formation Definitions
Exhibit I	―	Form of Transaction Support Agreement
Exhibit J	―	[Reserved]
Exhibit K	―	Form of Buyer PSA Guaranty

Schedule 3.7	―	Purchase Price Allocation
Schedule 4.4	―	Consents
Schedule 4.6	―	Litigation
Schedule 4.7	―	Material Contracts
Schedule 4.8	―	Violation of Laws
Schedule 4.9	―	Preferential Purchase Rights
Schedule 4.11	―	Imbalances
Schedule 4.12	―	Current Commitments; Wells in Progress
Schedule 4.17	―	Payout Balance
Schedule 4.18	―	Asset Credit Support
Schedule 4.19	―	Suspense Funds
Schedule 4.20	―	Wells To Be Plugged
Schedule 4.25	―	Leases
Schedule 6.1	―	Conduct of Business
Schedule 6.12	―	Transition Services
Schedule I-1	―	Sellers’ Knowledge Persons
Schedule I-2	―	Buyer’s Knowledge Persons

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of this 9th day of March,  2018 (the “Execution Date”), and is by and between Pioneer Natural Resources USA, Inc., a Delaware corporation (“Pioneer”), Reliance Eagleford Upstream Holding LP, a Texas limited partnership (“Reliance”), and Newpek, LLC, a Delaware limited liability company (“Newpek” and collectively with Pioneer and Reliance, “Sellers” and individually a “Seller”), and Sundance Energy, Inc., a Colorado corporation (“Buyer”).  Sellers and Buyer may be referred to herein each as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, subject to the terms and conditions of this Agreement, Sellers desire to sell and assign, and Buyer desires to purchase and pay for, all of Sellers’ right, title and interest in and to the Assets (as defined hereinafter) effective as of the Effective Time (as defined hereinafter).

NOW,  THEREFORE, for and in consideration of the mutual promises, representations, warranties, covenants and agreements contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer agree as follows:

Article I DEFINITIONS AND INTERPRETATION
1.1 Defined Terms. Capitalized terms used herein shall have the meanings set forth in Annex I.

1.2 References and Rules of Construction.  All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited.  The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.  Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to “$” or “dollars” shall be deemed references to United States Dollars.  Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument or Law means such agreement, instrument or Law as from time to time amended, modified or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws.  If any period of days referred to in this Agreement shall end on a day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day.  References to a Person are also to its permitted successors and permitted assigns. If one or more, but not all, Sellers have an interest in one or more Assets subject to or affected by a dispute, agreement, decision or approval that is otherwise required to be resolved, made or given by all of the Sellers under this Agreement, then notwithstanding anything in this Agreement to the contrary, only those Sellers having an interest in the affected Asset or Assets shall have a right to participate in such dispute or make such agreement or decision or give such approval.  For purposes of determining the Initial Deposit Deadline, the Second Deposit Deadline and the Target Closing Date, if this Agreement is executed and delivered at a time that is not during an Australian Business Day, then the time period for such calculations shall begin on the first Australian Business Day that immediately follows the time at which this Agreement is executed and delivered by the Parties.  Additionally, if the deadline for the occurrence of the Target Closing Date is at a time that is not a Business Day, then the Target Closing Date shall occur on the first Business Day that immediately follows such time.

Article II PURCHASE AND SALE

2.1 Purchase and Sale.  Subject to the terms and conditions of this Agreement, each Seller agrees to sell, and Buyer agrees to purchase and pay for, all of such Seller’s right, title and interest in and to the following assets (such assets of the Sellers, less and except the Excluded Assets, collectively, the “Assets”):

(a) the oil and gas leases set forth on Exhibit A, and in any other oil and gas leases to the extent they cover Land within the boundaries of the Areas depicted on the plat attached hereto as Exhibit A-1 (the “Area Plat,” and the outlines of the Areas depicted on the Area Plat, the “Area Boundaries”), whether or not such leases are described on Exhibit A or are described accurately or completely, together with any and all other right, title and interest of such Seller in and to the leasehold estates created thereby, including all operating interests, reversionary interests, and all other rights therein and the lands covered thereby or pooled therewith (“Land”), subject to the terms, conditions, covenants and obligations set forth in such leases or interests or on Exhibit A, and all other interests of such Seller of any kind or character in such leases, including any Ancillary Rights (the “Leases”);

(b) (x) all oil and gas wells (such wells, including the oil and gas wells set forth on Exhibit B, the “Wells”), and all other Hydrocarbons produced from or allocated to the Wells after the Effective Time and (y) all water, injection and other wells (such wells, including the non-oil and gas wells set forth on Exhibit B, the “Other Wells”), in each case, located on any of the Leases or on any other lease with which any such Lease has been pooled or unitized, whether producing, operating, plugged, permanently abandoned, shut-in or temporarily abandoned, and in which such Seller owns an interest;

(c) all rights and interests in, under or derived from all unitization and pooling agreements or orders in effect with respect to any of the Leases, Wells or Other Wells and the units created thereby (the “Units”);

(d) CGP11;
(e) all Applicable Contracts and all rights thereunder;

(f) all servitudes, easements, surface and road use agreements, surface leases, railroad crossing authorizations, ingress and egress agreements, water rights and rights-of-way to the extent used primarily in connection with the ownership or operation of any of the Assets in each case, including those described in Exhibit C attached hereto (collectively, “Surface Rights”);

(g) [Reserved]

(h) all structures, equipment, machinery, fixtures, vehicles and other personal, moveable and mixed property, operational and nonoperational, known or unknown, located on or appurtenant to any of the Leases, Lands or Surface Rights or on Land pooled or unitized therewith and contained within the Areas, in each case, primarily used or obtained for use in connection therewith or in connection with the production, injection, treatment, sale or disposal of Hydrocarbons and all other substances produced therefrom or attributable thereto (collectively, the “Personal Property”), including well equipment, casing, tubing, tanks, generators, boilers, buildings, pumps, motors, machinery, pipelines, flow lines and gathering systems, meters including check meters and measurement stations, valves, compressors, vapor recovery units, flares, monitoring equipment, power, utility, and communications lines and related facilities including towers, roads, field separation, conditioning, distillation, treating, sweetening or processing equipment and plants, buildings and structures including field offices and truck bays, equipment leases, trailers, on-site instruments, inventory and supplies and materials used or consumed by the Assets, spare parts, and all other improvements or appurtenances thereunto belonging and the SCADA Equipment, all Hydrocarbon inventory in storage or existing in pipelines, plants and tanks that is upstream of the sales meter as of the Effective Time;

(i) all tangible geological and geophysical data and other technical data and information to the extent primarily relating to the Assets and all tangible maps of such data and information owned or controlled by such Seller (the “G&G Data”);

(j) all permits, licenses, authorizations, franchises, orders, exemptions, variances, waivers, certificates, consents, rights and privileges issued by any Governmental Authority, as well as any applications for the same, to the extent primarily related to the Leases, Wells and Personal Property or the use thereof (the “Governmental Authorizations”);

(k) all audit rights, rights to receive refunds or payments of any nature, accounts receivable, and all amounts of money relating thereto, in each case from Third Parties to the extent arising from or relating to (x) the ownership, operation, sale or other disposition of the Assets from and after the Effective Time or (y) any costs and expenses that are chargeable to other joint interest owners with respect to the Assets that are attributable to the Interim Period;

(l) all claims, rights, demands, causes of action, suits, actions, judgments, damages, awards, recoveries, settlements, indemnities, duties, obligations and liabilities in favor of or owed to Sellers, in each case by or against Third Parties and to the extent relating to any Assumed Obligations or arising from acts, omissions or events, or damage to or destruction of Assets occurring from and after the Effective Time (excluding any such items to the extent the same relate to matters for which such Sellers are required to provide indemnification to Buyer hereunder or otherwise retain responsibility pursuant to the terms of this Agreement);

(m) all (x) Pipeline Imbalances and (y) all Wellhead Imbalances; and

(n) all of the files, records, information and data, whether written or electronically stored, to the extent primarily relating to the Assets or the ownership or operation thereof and which are in any Seller’s possession or control (but excluding any files, records, information or data to the extent pertaining to the Excluded Assets), including: (i) land and title records (including abstracts of title and title opinions); (ii) Applicable Contract files; (iii) operations and engineering records, including open hole and cased hole logs, cores or core analyses, and reports, facility construction, operation and maintenance records, equipment manuals and maintenance records; (iv) G&G Data files; (v) environmental and safety records, (vi) production and accounting records; and (vii) facility and well records (collectively, the “Records”).

2.2 Excluded Assets. Each Seller shall reserve and retain all of its right, title and interest in and to the Excluded Assets.

2.3 Revenues and Expenses.  Subject to the provisions hereof, each Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and all other income, proceeds, receipts and credits) and shall remain responsible (by payment, through the adjustments to the Pioneer Purchase Price, the Reliance Purchase Price and the Newpek Purchase Price (as applicable) hereunder or, subject to the terms of Article XIII, through such Seller’s Retained Obligations) for all Property Expenses, in each case, attributable to its Working Interest in the Assets for the period of time prior to the Effective Time.  Subject to the provisions hereof, and subject to the occurrence of Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds), and shall be responsible for all Property Expenses, in each case, attributable to the Assets for the period of time from and after the Effective Time. “Property Expenses” shall mean all operating expenses (including costs of insurance, bonds and other guarantees), all fees, costs, and all capital expenditures incurred in the drilling, completion, ownership and operation of the Assets, and Third Party overhead costs charged or chargeable to the Assets under the relevant operating agreement or unit agreement (excluding overhead costs charged under the JDA Agreements), if any, but excluding any Income Taxes and Asset Taxes.  For clarity, the term “Property Expenses” shall include any direct internal costs and expenses (excluding overhead) that a Seller incurs (or that are charged to a Seller) in respect of the Assets to the extent such internal costs and expenses would customarily be and have historically been charged or allocated by such Seller to the Assets as direct charges under the COPAS exhibit to the Sellers JOA as reflected in the Records made available to Buyer.  Additionally, Property Expenses shall include any costs and expenses paid by any Seller or its Affiliates on behalf of and are chargeable to the other joint interest owners with respect of the Assets in the ordinary course of business that are attributable to the Interim Period.  Notwithstanding any of the foregoing, the term “Property Expenses” shall not include any marketing fees with respect to the Assets payable to any Seller or its Affiliates, and shall not include any overhead charges with respect to the Assets payable to any Seller or its Affiliates (but shall, for clarity, include marketing fees and expenses paid to Third Parties).  After the Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Property Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.3.

Article III PURCHASE PRICE
3.1 Purchase Price; Deposit.

(a) The purchase price for the Pioneer Assets shall be an amount equal to One Hundred and Two Million Eight Hundred Thirty-Five Thousand Four Hundred Ten Dollars and Twelve cents ($102,835,410.12) (the “Pioneer Purchase Price”), adjusted in accordance with this Agreement (the “Pioneer Adjusted Purchase Price”).  The Pioneer Adjusted Purchase Price, less Pioneer’s Seller Share of the Initial Deposit and Second Deposit (to the extent funded by Buyer prior to Closing), shall be paid by Buyer to Pioneer at the Closing by wire transfer in immediately available funds to the bank account(s) designated by Pioneer in the Preliminary Settlement Statement.

(b) The purchase price for the Reliance Assets shall be an amount equal to Ninety-Nine Million Five Hundred Seventy Thousand One Hundred Fifty-Nine Dollars and Ninety-Five cents ($99,571,159.95) (the “Reliance Purchase Price”), adjusted in accordance with this Agreement (the “Reliance Adjusted Purchase Price”). The Reliance Adjusted Purchase Price, less Reliance’s Seller Share of the Initial Deposit and Second Deposit, shall be paid by Buyer to Reliance at the Closing by wire transfer in immediately available funds to the bank account(s) designated by Reliance in the Preliminary Settlement Statement.

(c) The purchase price for the Newpek Assets shall be an amount equal to Nineteen Million One Hundred Thirty Thousand Nine Hundred Thirty-Nine Dollars and Ninety-Three cents ($19,130,939.93) (the “Newpek Purchase Price” and, together with the Pioneer Purchase Price and the Reliance Purchase Price, the “Purchase Price”), adjusted in accordance with this Agreement (the “Newpek Adjusted Purchase Price” and, together with the Pioneer Adjusted Purchase Price and the Reliance Adjusted Purchase Price, the “Adjusted Purchase Price”).  The Newpek Adjusted Purchase Price, less Newpek’s Seller Share of the Initial Deposit and Second Deposit, shall be paid by Buyer to Newpek at the Closing by wire transfer in immediately available funds to the bank account(s) designated by Newpek in the Preliminary Settlement Statement.

(d) No later than twelve (12) Australian Business Days following the day on which the Execution Date occurs (as calculated in accordance with Section 1.2) (the “Initial Deposit Deadline”), Buyer has the right, but not the obligation, to pay to each Seller such Seller’s Seller Share of an amount equal to $48,000,000.00 (the “Initial Deposit”) by wire transfer in immediately available funds to the bank account(s) designated by each such Seller.  If Closing occurs, the Initial Deposit (without interest) shall be applied towards the Adjusted Purchase Price at Closing in accordance with Section 9.3(d).  If Buyer does not pay the full Initial Deposit to Sellers by the Initial Deposit Deadline, then at any time after the Initial Deposit Deadline until the full Initial Deposit is paid to Sellers, any Party may give written notice to the other Parties of the termination of this Agreement, and upon the delivery of such notice of termination, this Agreement shall automatically terminate without further action of any Party, and in such event no Party shall have any Liability to any other Party hereunder; provided that the Surviving Provisions shall, in each case, survive such termination and the Parties shall not be relieved of any Liabilities with respect to the Surviving Provisions.    Termination of this Agreement (and obligations with respect to the Surviving Provisions) shall be the only consequence of Buyer’s failure to pay the full Initial Deposit to Sellers, and Buyer shall have no other Liability to Sellers as a result of such failure.

(e) If Buyer pays the full Initial Deposit to Sellers before any Party has delivered notice of termination of this Agreement as provided in Section 3.1(d), then no later than seven (7)  Australian Business Days following the day on which Buyer pays the full Initial Deposit to Sellers (as calculated in accordance with Section 1.2) (the “Second Deposit Deadline”), Buyer has the right, but not the obligation, to pay to each Seller such Seller’s Seller Share of an amount equal to $25,000,000.00 (the “Second Deposit”) by wire transfer in immediately available funds to the bank account(s) designated by each such Seller.  If Closing occurs, the Second Deposit (without interest) shall be applied towards the Adjusted Purchase Price at Closing in accordance with Section 9.3(d).  If Buyer does not pay the full Second Deposit to Sellers by the Second Deposit Deadline, then at any time after the Second Deposit Deadline until the full Second Deposit is paid to Sellers, any Party may give written notice to the other Parties of the termination of this Agreement, and upon the delivery of such notice of termination, this Agreement shall automatically terminate without further action of any Party, and in such event no Party shall have any Liability to any other Party hereunder; provided that the Surviving Provisions shall, in each case, survive such termination and the Parties shall not be relieved of any Liabilities with respect to the Surviving Provisions.  If such termination occurs as a result of a non-payment of the Second Deposit, Sellers shall be entitled to retain the Initial Deposit or shall be obligated to return the Initial Deposit (without interest) to Buyer as provided in Section 14.2.  Termination of this Agreement (and Sellers’ retention or refund of the Initial Deposit pursuant to such termination and obligations with respect to the Surviving Provisions)  shall be the only consequence of Buyer’s failure to pay the full Second Deposit to Sellers, and Buyer shall have no other Liability to Sellers as a result of such failure.

3.2 Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows:

(a) The Pioneer Purchase Price, the Reliance Purchase Price and the Newpek Purchase Price shall each be adjusted upward by the following amounts insofar as such adjustments relate to the Pioneer Assets, the Reliance Assets and/or the Newpek Assets (as applicable and without duplication):

(i) an amount equal to, to the extent that such amount has been received by Buyer and not remitted or paid to any Seller, the value of all Hydrocarbon inventory from or attributable to the Assets in storage or existing in pipelines, plants and tanks upstream of the sales meter as of the Effective Time, the value to be based upon the contract price in effect as of the Effective Time (or the sales price, if there is no contract price, in effect as of the Effective Time);

(ii) an amount equal to all Property Expenses (excluding, for the avoidance of doubt, any Income Taxes, Asset Taxes and Property Expenses deducted under Section 3.2(b)(i) below) paid by any Seller that are attributable to the Assets during the period from and after the Effective Time, whether paid before or after the Effective Time, and the following costs and expenses paid by any Seller that are attributable to the Assets during the period from and after the Effective Time, whether paid before or after the Effective Time:  (A) bond and insurance premiums paid by or on behalf of any Seller with respect to the Interim Period, (B) Burdens, (C) rentals and other lease maintenance payments and (D) prepayments for work or services performed (or to be performed) in the ordinary course after the Effective Time;

(iii) a monthly amount (for the period commencing from the Effective Time through the Closing Date) equal to such Seller’s Seller Share of $136,000 per month (which amounts cover such Seller’s overhead and any overhead paid under the joint operating agreements and unit agreements);

(iv) to the extent that a Seller is underproduced for any Well as of the Effective Time with respect to the Wellhead Imbalances, the sum of (A) the dollar amount per MCF set for on Schedule 4.11 for such Well times (B) the amount of underproduced volumes attributable to such Well at the Effective Time;

(v) to the extent that any Seller has underdelivered Hydrocarbons for any pipeline or CGP as of the Effective Time with respect to the Pipeline Imbalances (and such Pipeline Imbalances are not cash settled by Sellers to their benefit prior to Closing), the sum of (A) the dollar amount per MMBtu set forth on Schedule 4.11 for such pipeline or CGP times (B) the amount of the underdelivered volumes attributable to such Well at the Effective Time;

(vi) the amount of all Asset Taxes allocated to Buyer in accordance with Section 15.2 but only to the extent they are paid or otherwise economically borne by any Seller; and
(vii) any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by any Seller or Sellers and Buyer.

(b) The Pioneer Purchase Price, the Reliance Purchase Price and the Newpek Purchase Price shall each be adjusted downward by the following amounts insofar as such adjustments relate to the Pioneer Assets, the Reliance Assets and/or the Newpek Assets (as applicable and without duplication):

(i) an amount equal to, to the extent that such amount has been received by a Seller and not remitted or paid to Buyer, all proceeds actually received by such Seller attributable to the ownership or operation of the Assets, including the sale of Hydrocarbons produced therefrom or allocable thereto during the period following the Effective Time, net of any royalties, similar burdens and Property Expenses that are paid or otherwise borne by the Sellers and are directly incurred in connection with or are chargeable to such proceeds in accordance with Sellers’ customary practice;

(ii) [Reserved];

(iii) the amount of all Asset Taxes allocated to a Seller in accordance with Section 15.2 but only to the extent they are paid or otherwise economically borne by Buyer;

(iv) an amount equal to all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of Working Interests, royalties, overriding royalties and other similar interests (in each case) that are held by such Sellers in suspense as of the Closing Date;

(v) to the extent that a Seller is overproduced for any Well as of the Effective Time with respect to the Wellhead Imbalances, the sum of (A) the dollar amount per MCF set for on Schedule 4.11 for such Well times (B) the amount of overproduced volumes attributable to such Well at the Effective Time;

(vi) to the extent that any Seller has overdelivered Hydrocarbons for any pipeline or CGP as of the Effective Time with respect to the Pipeline Imbalances (and such Pipeline Imbalances are not cash settled by Sellers to their benefit prior to Closing), the sum of (A) the dollar amount per MMBtu set forth on Schedule 4.11 for such pipeline or CGP times (B) the amount of the overdelivered volumes attributable to such pipeline or CGP at the Effective Time; and

(vii) any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by any Seller or Sellers and Buyer.

3.3 Preliminary Settlement Statement.  Not less than three (3) Business Days prior to Closing, Sellers shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth Sellers’ estimate of the Pioneer Adjusted Purchase Price, the Reliance Adjusted Purchase Price and the Newpek Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amounts, together with the designation of each Seller’s account for the wire transfers of funds as required by Section 3.1 and Section 9.3(d).  Within two (2) Business Days after receipt of the Preliminary Settlement Statement, Buyer shall deliver to Sellers a written report containing all changes that Buyer proposes to be made to the Preliminary Settlement Statement together with the explanation therefor and the supporting documents thereof.  Subject to the proviso in the final sentence of this Section 3.3, the Parties shall in good faith attempt to agree in writing on the Preliminary Settlement Statement as soon as possible after Sellers’ receipt of Buyer’s written report.  The Preliminary Settlement Statement, as agreed upon in writing by the Parties, will be used to adjust the Pioneer Purchase Price, the Reliance Purchase Price and the Newpek Purchase Price at Closing; provided that if the Parties do not agree in writing upon any or all of the adjustments set forth in the Preliminary Settlement Statement, then the amount of such adjustment or adjustments used to adjust the Pioneer Purchase Price, the Reliance Purchase Price and the Newpek Purchase Price at Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Sellers to Buyer pursuant to this Section 3.3.

3.4 Final Settlement Statement.

(a) On or before one hundred twenty (120) days after Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Sellers and delivered to Buyer,

based on actual income and expenses (if known) during the Interim Period and which takes into account all final adjustments made to the Pioneer Purchase Price, the Reliance Purchase Price and the Newpek Purchase Price, as applicable, and shows the resulting final Pioneer Purchase Price, Reliance Purchase Price and Newpek Purchase Price, as applicable (the “Final Price”).  The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement.  As soon as practicable, and in any event within thirty (30) days after receipt of the Final Settlement Statement, Buyer shall return to Sellers a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”).  Any changes not so specified in the Dispute Notice shall be deemed waived, and Sellers’ determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail.  If Buyer fails to timely deliver a Dispute Notice to Sellers containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Sellers will be deemed to be correct and will be final and binding on the Parties and not subject to further audit or arbitration.  If the Final Price set forth in the Final Settlement Statement is mutually agreed upon in writing by Sellers and Buyer, the Final Settlement Statement and the Final Price, shall be final and binding on the Parties and not subject to further audit or arbitration.  Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing Party within ten (10) Business Days of final determination of such owed amounts in accordance herewith to the owed Party.  All amounts paid pursuant to this Section 3.4 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

(b) If, after the delivery of the Final Settlement Statement pursuant to the provisions of Section 3.4(a), any Party receives monies (including proceeds of production) belonging to another Party pursuant to Section 2.3 or otherwise, then such monies shall, within five (5) Business Days after the end of the month in which they were received, be paid over by the receiving Party to the owed Party.  Additionally, if after delivery of the Final Settlement Statement, any Party pays monies relating to the Assets that are the obligation of any other Party hereunder, or receives an invoice or other request for payment of any amount which is the obligation of any other Party hereunder, then the Party responsible for such obligation shall, within five (5) Business Days after the end of the month in which the applicable invoice and/or proof of payment of such invoice are received by it, reimburse such the Party making such payment or receiving such invoice or request therefor.  Each Party shall be permitted to offset any monies owed by it to any other Party under any provision of this Agreement against amounts owing by it to such other Party pursuant to this Section 3.4.

3.5 Disputes.  Sellers and Buyer shall work together in good faith to resolve any matters addressed in the Dispute Notice.  If Sellers and Buyer are unable to resolve all of the matters addressed in the Dispute Notice within ten (10) Business Days after the delivery of such Dispute Notice by Buyer to Sellers, any Party may, upon notice to the other Parties, submit all unresolved matters addressed in the Dispute Notice to arbitration in accordance with this Section 3.5.  Within ten (10) Business Days of a matter being submitted to arbitration by a Party in accordance with the preceding sentence, each of Buyer and Sellers shall (a) summarize their position with regard to such dispute in a written document of twenty (20) pages or less and (b) submit such summaries to the Dallas, Texas office of PricewaterhouseCoopers LLP or such other Person as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final

Settlement Statement and any other documentation such Party may desire to submit.  If the Parties cannot agree on an Accounting Arbitrator within ten (10) Business Days after a Party’s election to submit such matters to arbitration under this Section 3.5, then either Party may request the Dallas, Texas office of the American Arbitration Association (the “AAA”) (or, if there is no such office, the office of the AAA serving Dallas, Texas) to select the Accounting Arbitrator.  Within ten (10) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Sellers’ position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above.  Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Sellers and Buyer and enforceable against any of the Parties in any court of competent jurisdiction.  The costs of the Accounting Arbitrator shall be borne equally between the Parties.

3.6 Allocated Values.  Buyer and Sellers agree that the Purchase Price shall be allocated among the Assets as set forth on Exhibit A,  Exhibit B and Exhibit D (the “Allocated Values”).  Buyer and Sellers agree that such allocation is reasonable and shall not take any position inconsistent therewith.  Sellers, however, make no representation or warranty as to the accuracy of such values.

3.7 Purchase Price Allocation.  Buyer and Sellers agree to allocate the Purchase Price and any other items properly treated as consideration for U.S. federal income Tax purposes among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed by applicable Laws, in a manner consistent with the Allocated Values, as set forth on Schedule 3.7 (the “Allocation”).  Buyer and Sellers shall use Commercially Reasonable Efforts to update the Allocation in accordance with Section 1060 of the Code following any adjustment to the Purchase Price pursuant to this Agreement, and Buyer and Sellers shall, and shall cause their Affiliates to, report consistently with the Allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060); provided,  however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and settle any Tax audit, claim or similar proceedings in connection with such allocation.

Article IV REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each Seller severally and not jointly represents and warrants to Buyer, solely with respect to itself and its Seller Share of the Assets (it being understood that representations below with respect to the Assets or other properties included therein shall be understood to refer only to its Seller Share of the Assets or such properties), the following:

4.1 Organization, Existence and Qualification.  Such Seller is a corporation, limited partnership or limited liability company duly formed and validly existing under the Laws of the state of its formation.  Such Seller has all requisite corporate, partnership or company (as the case may be) power and authority to own and operate its property (including its interests in the Assets) and to carry on its business as now conducted.  Such Seller is duly licensed or qualified to do business as a foreign corporation, limited partnership or limited liability company (as the case may be) in the State of Texas, except where the failure to be so qualified would not affect such Seller’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

4.2 Authority, Approval and Enforceability.  Such Seller has full corporate, partnership or company (as the case may be) power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein.  The execution, delivery and performance by such Seller of this Agreement and the Transaction Documents to which it is a Party have been duly and validly authorized and approved by all necessary corporate, limited partnership or company (as the case may be) action on the part of such Seller.  Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which such Seller is a party when executed and delivered by such Seller will be, the valid and binding obligations of such Seller and enforceable against such Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

4.3 No Conflicts.  Assuming the receipt of all Consents and the waiver of or compliance with all Preferential Purchase Rights, the execution, delivery and performance by such Seller of this Agreement, the Transaction Documents to which it is a Party and the consummation of the transactions contemplated herein and therein will not  conflict with or result in a breach of any provisions of the organizational documents of such Seller, give rise to any right of default, termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other Material Contract, (c) violate, conflict with or constitute a breach of any judgment, order, ruling or decree applicable to such Seller as a party in interest or to the Assets, or (d) violate any Law applicable to such Seller or any of such Seller’s interests in the Assets, except in the case of clauses (b), (c) and (d) where such default, Encumbrance, termination, cancellation, acceleration, conflict or violation would not affect such Seller’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

4.4 Consents.  Except as set forth on Schedule 4.4,   for Customary Post-Closing Consents and under Contracts that are terminable upon not greater than ninety (90) days’ notice without payment of any fee or incurring other penalty or detriment, there are no restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case), that such Seller is required to obtain in connection with the transfer of the Pioneer Assets, the Reliance Assets or the Newpek Assets, as applicable, by such Seller to Buyer or the consummation of the transactions contemplated by this Agreement by such Seller (each, a “Consent”).

4.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to such Seller’s Knowledge, threatened in writing against such Seller.

4.6 Litigation. Except as set forth on Schedule 4.6, there are no Proceedings pending against such Seller (with respect to the Assets or concerning the ownership, use or operations of any thereof), of which such Seller has received service or written notice or, to such Seller’s Knowledge, threatened in writing against such Seller (with respect to the Assets).

4.7 Material Contracts.

(a) Schedule 4.7 sets forth, as of the Execution Date, all Applicable Contracts of such Seller of the type described below (collectively, the “Material Contracts”):

(i) any Applicable Contract that can reasonably be expected to result in aggregate payments by such Seller of more than $100,000 (net to the aggregate interest of Sellers in the Assets) during the remainder of the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii) any Applicable Contract that can reasonably be expected to result in aggregate revenues to such Seller of more than $100,000 (net to the aggregate interest of Sellers in the Assets) during the remainder of the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii) any Hydrocarbon purchase, sale, exchange, transportation, gathering, handling, stabilizing, separation, compression, dehydrating, treating, distilling, conditioning, blending, processing, fractionation, volume or throughput commitments dedications, supply, disposal or similar Applicable Contract that is not terminable without penalty, cost or detriment upon ninety (90) days’ or less notice;

(iv) any water purchase, gathering, transportation, handling, disposal or similar Applicable Contract that is not terminable without penalty, cost or detriment upon ninety (90) days’ or less notice;
(v) any indenture, mortgage, loan, credit or sale-leaseback or similar Applicable Contract that is secured with mortgages or liens on the Assets;

(vi) any Applicable Contract that constitutes a lease under which such Seller is the lessor or the lessee of real or Personal Property which lease (A) cannot be terminated by such Seller without penalty, cost or detriment upon ninety (90) days’ or less notice and (B) involves an annual base rental of more than $100,000 (net to the aggregate interest of Sellers in the Assets and without regard to any increase in price);

(vii) any farmout agreement, exchange agreement, participation agreement, exploration agreement, development agreement, joint venture agreement, joint operating agreement, unit agreement, drilling or completion commitment agreements or any similar Applicable Contract, in each case, that will continue to apply to the Assets following the Closing and where any material obligation thereunder has not been fully performed;

(viii) any Applicable Contract between such Seller and any Affiliate of such Seller or between such Seller and any other Seller or their respective Affiliates that will not be terminated prior to or as of the Closing;

(ix) any Applicable Contract that provides for an area of mutual interest;

(x) any Applicable Contract that contains a non-compete agreement or otherwise purports to restrict, limit or prohibit the manner in which, or the locations in which, such Seller may conduct its business;

(xi) all net profits interests or production payments burdening such Seller’s interest in any of the Assets;

(xii) all Applicable Contracts for the construction and installation or rental of equipment, fixtures, or facilities with guaranteed production throughput requirements or demand charges which cannot be terminated by Buyer without penalty, cost or consent on ninety (90) days’ or less notice and which could reasonably be expected to result in aggregate payments by the Buyer of more than $100,000 (net to the aggregate interest of Sellers in the Assets) during the current or any subsequent calendar year;

(xiii) any Applicable Contract between such Seller and any employee or consultant that would be binding on Buyer as a successor in interest of the Assets;
(xiv) G&G Data licensing agreements or other agreements governing ownership and/or the right to transfer or disclose G&G Data;
(xv) any Applicable Contract that is a purchase and sale agreement with material obligations that have not been completely performed; and
(xvi) any Applicable Contract containing a Tax partnership agreement.

(b) Except as set forth on Schedule 4.7,   to such Seller’s Knowledge, all of the Material Contracts are in full force and effect,  all of the Material Contracts are legal, valid and binding obligations against such Seller and, to such Seller’s Knowledge, the other party thereto,  there exists no material default under any Material Contract by such Seller or, to such Seller’s Knowledge, by any other Person that is a party to such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute any material default under any such Contract by such Seller or, to such Seller’s Knowledge, any other Person who is a party to such Material Contract, and as of the Execution Date, such Seller has not received any written notice of default or any claim under any Material Contract which is currently pending and (x) could impose any material liability on Buyer or the Assets or (y) which could materially impair the ownership, operation or value of the Assets.  Prior to the Execution Date, Sellers have made available to Buyer true and complete copies of each Material Contract and all amendments or modifications thereto.  Except as listed on Schedule 4.7, as of the Execution Date, no counter-party has provided such Seller with written notice of intent to cancel, withdraw, or materially amend or modify any Material Contract.

4.8 No Violation of Laws.  Except as set forth on Schedule 4.8, such Seller is not in violation of any Laws in any material respect with respect to its ownership and operation of its interests in the Assets. This Section 4.8 does not include any matters with respect to Environmental Laws or with respect to matters covered under Section 4.20, such matters being addressed exclusively in Section 4.15 and Section 4.20 below.

4.9 Preferential Purchase Rights.  Except as set forth on Schedule 4.9, there are no preferential purchase rights, rights of first refusal or other similar rights that are applicable to the transfer of such Seller’s interests in the Assets in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”).

4.10 Royalties and Payments.   Except as set forth on Schedule 4.6 or Schedule 4.25 and for such items that are being held in suspense for which the Pioneer Purchase Price, the Reliance Purchase Price and the Newpek Purchase Price are adjusted pursuant to Section 3.2(b)(iv), to such Seller’s Knowledge, such Seller has timely and completely paid or satisfied, in all material respects, all rentals, shut-in payments, other similar payment obligations,  royalties and other Burdens with respect to its interests in the Assets due by such Seller, or if not paid, is contesting such payments or Burdens in good faith in the ordinary course and has disclosed such contested proceedings to Buyer on the schedules to this Agreement.

4.11 Imbalances.  To such Seller’s Knowledge, Schedule 4.11 sets forth all Wellhead Imbalances and Pipeline Imbalances associated with such Seller’s interests in the Assets as existing at the Effective Time.

4.12 Current Commitments; Wells in Progress.  Schedule 4.12 sets forth, as of the Execution Date, each authority for expenditures for an amount greater than $100,000 (net to the aggregate interest of Sellers in the Assets) (collectively, the “AFEs”) relating to such Seller’s interests in the Assets to drill or rework wells or for other capital expenditures for which all of the activities anticipated in such AFEs or commitments have not been completed by the Execution Date, and there are no other commitments of such Seller to make capital commitments with respect to the Assets exceeding $100,000 (net to the aggregate interest of Sellers in the Assets) other than those set forth on Schedule 4.12.    Schedule 4.12 sets forth all Wells on the Leases or on land pooled or unitized therewith on which operations for drilling, completion or reworking have been commenced or are scheduled to be commenced as of the Execution Date in which such Seller is participating as a working interest owner (“Wells in Progress”).

4.13 Asset Taxes.   All returns, reports, statements (including estimated returns, reports and statements) and other similar filings (“Tax Returns”), including any related schedule or attachment hereto, required to be filed by or on behalf of such Seller with respect to Asset Taxes have been timely filed with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed;  to Seller’s Knowledge such Tax Returns are true and correct in all material respects and disclose all Asset Taxes required to be paid in respect of its Assets;  all Asset Taxes due as shown by such Tax Returns or otherwise with respect to the Assets have been timely and properly paid;  there are not currently in effect any extensions or waivers of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Taxes;  there are no tax proceedings against the Assets or such Seller by any Governmental Authority; and  there are no tax liens, charges, obligations or other Encumbrances related to nonpayment of Asset Taxes on any of the Assets except for liens for taxes not yet due.  Seller has not entered into any tax partnerships with respect to the Assets that will be applicable to the Leases or Wells following the Closing.

4.14 Brokers’ Fees.  Neither of such Seller nor its Affiliates has incurred any Liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or Buyer’s Affiliates shall have any responsibility.

4.15 Environmental Laws.

(a) To such Seller’s Knowledge, such Seller’s ownership and operation of its respective interests in the Assets is in compliance in all material respects with applicable Environmental Laws, and such Seller or any Third Party operator possesses and is in material compliance with all Governmental Authorizations required under Environmental Laws for the operation of the Assets and all such Governmental Authorizations are in full force and effect in all material respects;

(b) As of the Execution Date, such Seller (i) has not received from any Governmental Authority any written notice of material violation of, alleged violation of, non-compliance with any Environmental Law or Governmental Authorization issued under Environmental Laws involving its operation of its respective interests in the Assets other than notices with respect to matters that have been resolved to the satisfaction of any relevant Governmental Authority, (ii) is not subject to any outstanding “administrative order,” “consent order” or other agreement or Proceeding with respect to the ownership or operation of its respective interests in the Assets, with a Governmental Authority imposing or seeking to impose material ongoing obligations, damages, fines or penalties pursuant to Environmental Laws, and (iii) has not received from any Person any written demand or notice regarding any discharge, spill, release or other occurrence on or emanating from the Assets involving Hazardous Substances that could result in material Liabilities arising out of ownership of the Assets; and

(c) Copies of all final written reports of environmental site assessments and/or compliance audits that have been prepared by a Third Party or by or on behalf of such Seller or the Assets since April 1, 2014, that are in such Seller’s possession or control, and that identify or address any material Environmental Defect affecting such Seller’s interests in the Assets have been made available for inspection by Buyer.

4.16 Payments for Production.  Such Seller is not obligated by virtue of a take-or-pay payment, advance payment or other similar payment (other than gas balancing agreements) to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to such Seller’s interest in the Assets at some future time without receiving full payment therefor at or after the time of delivery.

4.17 Payout Status.  To such Seller’s Knowledge, Schedule 4.17 sets forth the “payout” balance, as of the dates set forth on such Schedule, for each Well attributable to such Seller’s interests in the Assets, subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

4.18 Bonds and Credit Support. Schedule 4.18 lists all Asset Credit Support as of the Execution Date posted by such Seller.

4.19 Suspense Funds. To such Seller’s Knowledge, except as set forth on Schedule 4.19, as of the date set forth on such Schedule, such Seller does not hold any material Third Party suspense funds.

4.20 Plugging and Abandonment; Decommissioning Obligations.

(a) To such Seller’s Knowledge, no Well or Other Well located on the Leases or on land pooled therewith, or otherwise included in, the Assets has been plugged and abandoned other than in compliance in all material respects with applicable Law, Applicable Contracts and the Leases.  To such Seller’s Knowledge, (i) such Seller’s or the applicable Third Party operator is not currently obligated by any Laws or Applicable Contract or Lease to currently plug, dismantle or plug any Well or Other Well, and (ii) except as listed on Schedule 4.20, as of the Execution Date there are no Wells or Other Wells located on the Lands for which such Seller received a written order from a Governmental Authority requiring that such Well be plugged, abandoned, and reclaimed and which have not been plugged, abandoned, and reclaimed. Exhibit B notes all Wells that are shut-in or temporarily abandoned as of the Execution Date.

(b) To such Seller’s Knowledge, no Assets (other than the Wells) have been closed, removed, purged, abandoned, capped, remediated and restored or otherwise Decommissioned, as applicable, other than in compliance in all material respects with applicable Law.  To such Seller’s Knowledge, except as listed on Schedule 4.20, as of the Execution Date there are no Assets (other than the Wells) for which such Seller or the applicable Third Party operator has received a written notice from a Governmental Authority that such Seller or applicable Third Party operator is obligated by any Laws to currently close, remove, purge, abandon, cap, remediate or restore or otherwise Decommission any Assets.

4.21 Governmental Authorizations.  To such Seller’s Knowledge, such Seller has obtained and is maintaining all material Governmental Authorizations that are presently necessary or required for the ownership and operation of the Assets that are currently operated by such Seller.  To such Seller’s Knowledge, with respect to all Assets that are not operated by Seller as of the Execution Date, the operator thereof has obtained and is maintaining all material Governmental Authorizations that are presently necessary or required for the ownership or operation of such Assets.  To such Seller’s Knowledge, such Seller has operated the Assets it operates and the operator of all Assets that are not operated by Seller has operated such Assets in all material respects in accordance with the conditions and provisions of such Governmental Authorizations.  As of the Execution Date, such Seller has not received and, to such Seller’s Knowledge, no Third Party operator of the Assets has received, any written notices of material violations of Governmental Authorizations that are pending or are otherwise unresolved.

4.22 Foreign Person. Such Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

4.23 Absence of Changes and Events. From the Effective Time to the Closing Date:

(a) except as permitted by this Agreement or disclosed to Buyer, such Seller has not waived, compromised or settled any rights or claims against any Third Party, to, under or involving an Asset with a value in excess of $100,000 individually, or $250,000 in the aggregate;

(b) such Seller has not made a loan to, or entered into any other transaction with, any of the members, partners, directors, officers, or employees of such Seller that is not in the ordinary course of business of such Seller and that would be binding upon the Assets after Closing;

(c) such Seller has not transferred, sold or disposed of any material portion of the Assets, other than (i) the sale or disposal of Hydrocarbons in the ordinary course of business, (ii) the sale of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained, or (iii) items constituting Permitted Encumbrances; and

(d) such Seller has not committed to do any of the foregoing.

4.24 Wells.  To such Seller’s Knowledge, all Wells and Other Wells have been drilled within the limits permitted by applicable Law, Applicable Contracts or any applicable pooling or unit agreements.  To such Seller’s Knowledge, no Well is subject to penalties on allowables on or after the Effective Time because of any overproduction or other violation of Laws.

4.25 Leases.   All Leases are beyond their primary terms.  Except as set forth on Schedule 4.25, such Seller has not received, within the eighteen (18) months prior to the Execution Date, any written demands or notices of material default, breach or non-compliance from a lessor under any of the Leases that are currently pending or unresolved. Except as set forth on Schedule 4.25, there is no continuous drilling obligation in any Lease, or term assignment of such Lease, requiring such Seller to drill any wells or commence drilling operations prior to six (6) months from the Execution Date to maintain such Lease or proportion thereof with respect to the Subject Depths.

Article V REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers the following:

5.1 Organization, Existence and Qualification.  Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Colorado and has all requisite power and authority to own and operate its property and to carry on its business as now conducted.  Buyer is duly licensed or qualified to do business as a foreign corporation in all jurisdictions in which  the Assets are located and  it carries on business or owns assets and such qualification is required by Law except in the case of this clause (b) where the failure to be so qualified would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

5.2 Authority, Approval and Enforceability.  Buyer has full corporate power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein.  The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents has been duly and validly authorized and approved by all necessary company action on the part of Buyer.  Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which Buyer is a party when executed and delivered by Buyer will be, the valid and binding obligations of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

5.3 No Conflicts.  The execution, delivery and performance by Buyer of this Agreement, the Transaction Documents and the consummation of the transactions contemplated herein and therein will not  conflict with or result in a breach of any provisions of the organizational documents of Buyer,  result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound,  violate, conflict with or constitute a breach of any judgment, order, ruling or decree applicable to Buyer or any of its property, or  violate any Law applicable to Buyer or any of its property, except in the case of clauses (b), (c) and (d) where such default, Encumbrance, termination, cancellation, acceleration, conflict or violation would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement and the Transaction Documents or perform its obligations hereunder and thereunder.

5.4 Consents.  There are no consents or approvals (including from Third Parties) that Buyer is required to obtain in connection with the consummation of the transactions contemplated by this Agreement by Buyer.

5.5 Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened in writing against Buyer or any Affiliate of Buyer. Buyer is not (and will not be upon consummation of the transactions contemplated hereby) insolvent.

5.6 Litigation.  There are no Proceedings pending, or to Buyer’s knowledge, threatened in writing against Buyer that would have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.

5.7 Financing.  Buyer shall have as of the Closing Date sufficient commitments without material contingencies and/or cash in immediately available funds with which to pay the Purchase Price (as adjusted herein), consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and the Transaction Documents.

5.8 Regulatory.  Buyer will upon Closing and thereafter shall continue to be qualified per applicable Law to own and assume operatorship of the Assets in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner or operator.  To the extent required by any Laws, Buyer will upon Closing and thereafter shall continue to maintain, Asset Credit Support as may be required by, and in accordance with, all Laws governing the ownership and operation of the Assets and will file any and all required reports necessary for such ownership and operation with all Governmental Authorities having jurisdiction over such ownership and operation. To Buyer’s Knowledge, there is no fact or condition with respect to Buyer or its obligations hereunder that may cause any Governmental Authority to withhold its unconditional approval of the transactions contemplated hereby to the extent approval by such Governmental Authority is required by Law.

5.9 Independent Evaluation.  Buyer is (a) sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities, (b) capable of evaluating, and hereby acknowledges that upon receiving the access to the Assets and Records described in Section 10.1 it will have so evaluated, the merits and risks of the Assets, Buyer’s acquisition, ownership, and operation thereof, and its obligations hereunder and (c) able to bear the economic risks associated with the Assets, Buyer’s acquisition, ownership, and operation thereof, and its obligations hereunder.  In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer (a) except for the representations and warranties of each Seller expressly set forth in Article IV, or Section 11.1(b) and in the Sellers’ Certificates, has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors of Sellers and (b) has satisfied or shall satisfy itself through the representations, warranties and covenants set forth herein and its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Assets.  As of the Execution Date, except for matters disclosed in the title and environmental defect notices sent to Sellers from Buyer on December 2, 2017, which shall constitute Assumed Obligations, Buyer has no Knowledge of any material breach of the representations or warranties contained in Section 4.15 and Section 4.25 of any Seller or of any breach of the Special Warranty of Title that will be given in the Assignment at Closing.

5.10 Brokers’ Fees.  Neither Buyer nor its Affiliates has incurred any Liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Sellers or any Seller’s Affiliates shall have any responsibility.

5.11 Accredited Investor.  Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any state blue sky Laws or any other securities Laws.

Article VI CERTAIN AGREEMENTS
6.1 Conduct of Business.

(a) Except (w) as set forth on Schedule 6.1, (x) for the operations covered by the AFEs, the Wells in Progress, and other capital commitments described on Schedule 4.12, (y) for actions taken in connection with emergency situations or to maintain a lease or as required by Law or a Governmental Authority and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), each Seller shall, from and after the Execution Date until Closing:

(i) use Commercially Reasonable Efforts to (x) own and, if applicable, operate the Assets in a good and workmanlike manner consistent with past practice, and (y) maintain the Leases, Surface Rights and Material Contracts in force and effect;

(ii) use Commercially Reasonable Efforts to give written notice to Buyer as soon as practicable, but in any event within three (3) Business Days of such Seller acquiring Knowledge, of the receipt by such Seller of (A) any written claims, demands, suits or actions made by a Third Party or Governmental Authority against such Seller which materially affects the Assets, (B) any written notice to or from any Third Party or Governmental Authority of material default or violation by such Third Party or such Seller under any Material Contract, Lease, or Government Authorization, (C) the occurrence of any event that such Seller reasonably believes will have an adverse impact on the Assets in excess of $100,000 or (D) any written proposal from a Third Party to engage in a farmout transaction or establishment of a new unit with respect to the Assets;

(iii) not propose any operation reasonably expected to cost Sellers in excess of $100,000 (net to the aggregate interest of Sellers in the Assets);

(iv) notify Buyer before such Seller agrees whether to participate in any operation proposed by a Third Party that is reasonably expected to cost Sellers in excess of $100,000 (net to the aggregate interest of Sellers in the Assets) and not agree to participate or to go nonconsent with respect to such operations without Buyer’s prior written consent, not to be unreasonably withheld or delayed; provided that Buyer shall give Sellers written notice within five (5) Business Days of receiving written notice from Seller of a proposal for any such operation stating whether Buyer elects to participate or nonconsent to such operation and, if Buyer fails to provide Sellers such written notice within such period, Sellers shall be free to elect to participate or nonconsent to such operation without Buyer’s consent;

(v) except in the ordinary course of business, not enter into an Applicable Contract that, if entered into on or prior to the Execution Date, would be required to be listed on Schedule 4.7, or materially amend or change the terms of, or terminate or waive any material right under any Material Contract;

(vi) not transfer, sell, mortgage, pledge or dispose of any portion of the Assets other than (A) the sale or disposal of Hydrocarbons in the ordinary course of business, (B) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment is obtained or (C) items constituting Permitted Encumbrances;

(vii) not voluntarily relinquish its position as operator to anyone other than Buyer with respect to any of the Wells or voluntarily abandon any of the Wells other than as required pursuant to the terms of a Lease or by Law;

(viii) except with respect to matters for which such Seller will have an indemnification obligation to Buyer (including the Retained Obligations) and as set forth on Schedule 4.6, not waive, compromise or settle any material right or claim against any Third Party affecting the Assets in excess of One Hundred Thousand Dollars ($100,000) net to the interests of Sellers; and

(ix) not commit to do any of the foregoing in clauses (iii) through (viii).

Buyer acknowledges each Seller owns undivided interests in certain of the properties comprising the Assets, and Buyer agrees that the acts or omissions of the other Working Interest owners or operators (including other Sellers) shall not constitute a breach of the provisions of this Section 6.1, and no action required by a vote of Working Interest owners shall constitute such a breach by a Seller so long as such Seller has voted its interest in a manner that complies with the provisions of this Section 6.1.

6.2 Successor Operator.  While Buyer acknowledges that it desires to succeed Pioneer as operator of those Assets or portions thereof that Pioneer may presently operate, Buyer acknowledges and agrees that Sellers cannot and do not covenant or warrant that Buyer shall become successor operator of such Assets since the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator.  Sellers agree, however, that as to the Assets that Pioneer operates, Sellers shall use Commercially Reasonable Efforts to support Buyer’s efforts to become successor operator of such Assets (to the extent permitted under any applicable joint operating agreement) effective as of Closing (at Buyer’s sole cost and expense) and to designate or appoint, to the extent legally possible and permitted under any applicable joint operating agreement, Buyer as successor operator of such Assets effective as of Closing.

6.3 Asset Credit Support.  Buyer acknowledges that none of the Asset Credit Support, if any, posted by any Seller or its Affiliates with Governmental Authorities or other Persons and relating to the Assets is transferable to Buyer.  On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of the Buyer, replacements for such Asset Credit Support set forth in Schedule 4.18 to the extent such replacements are necessary (a) for Buyer’s ownership, and if applicable, operation, of the Assets and (b) to permit the cancellation of the Asset Credit Support posted by each Seller and their Affiliates with respect to the Assets.  In addition, at or prior to Closing, Buyer shall deliver to Sellers evidence of the posting of such Asset Credit Support with all applicable Governmental Authorities or other Persons meeting the requirements of such authorities to own and, where appropriate, operate the Assets.

6.4 Record Retention.  Buyer shall and shall cause its successors and assigns to, for at least a period of seven (7) years following Closing,  retain the Records,  provide each Seller and their Affiliates and each of their officers, employees and representatives with access to the Records (to the extent that each Seller has not retained the original or a copy) during normal business hours for review and copying at the requesting Seller’s expense and upon reasonable advance notice, and  provide each Seller and their Affiliates and each of their officers, employees and representatives with access, during normal business hours and upon reasonable advance notice, to materials received or produced after Closing relating to any indemnity claim made under Section 13.2 or other claim or dispute under this Agreement for review and copying at the requesting Seller’s expense.  At the end of such seven (7) year period and prior to destroying any of the Records, Buyer shall provide each Seller upon request an opportunity to copy such Records at such Seller’s sole cost and expense.

6.5 Access to Information and Use of Information

(a) From the Execution Date until the Closing Date, Sellers shall, and shall cause their Affiliates to, use commercially reasonable efforts to take such actions within their power and control as are reasonably required to assist Buyer and Buyer Parent in procuring financing for the purchase of the Assets (“Buyer Parent Financing Efforts”).  Such Buyer Parent Financing Efforts shall include using commercially reasonable efforts to give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the Assets (including the Records) to allow Sundance Energy Australia Limited (“Buyer Parent”), to the extent necessary under applicable Law and reasonably required to obtain such financing, to complete share placements and a pro rata rights issue, including obtaining necessary shareholder approvals and regulatory approvals and preparing any required public disclosures (“Buyer Parent Shareholder Materials”).  For purposes of clarity, the Buyer Parent Shareholder Materials or any related approvals are not conditions to this Agreement.

(b) From and after the Closing Date until two-year anniversary of the Closing Date, upon written certification by Buyer that it is required by the United States Securities and Exchange Commission (the “SEC”) or the Australian Stock Exchange (“ASX”) to provide financial statements solely related to the ownership and operation of the Assets prior to Closing that will be included in an SEC or ASX filing (the “Buyer Required Financial Statements”), Sellers shall, and shall cause their Affiliates to, use commercially reasonable efforts to cooperate with Buyer in Buyer’s preparation of such Buyer Required Financial Statements (“Buyer Financial Statement Efforts” and together with the Buyer Parent Financing Efforts, the “Financing Efforts”).

(c) Notwithstanding anything in Section 6.5(a) or Section 6.5(b) to the contrary, (1) none of Sellers any of their respective Affiliates shall be required to participate in any selling effort, participate in any road show, or incur any Liability or obligation or bear any cost or expense, pay any commitment or other fee or agree to provide any guaranty or indemnity in connection with the Financing Efforts, (2) none of Sellers or any of their Affiliates shall be required to execute or enter into or perform any agreement, document or instrument, deliver any certificate or opinion or take any corporate or other organizational action (including the adoption of any resolutions) to authorize the execution, entering into or performance of any such agreement, document or instrument, in either case, with respect to the Financing Efforts, (3) the Financing Efforts shall not include any actions that would cause any representation, warranty, covenant or other obligation in this Agreement of any Seller to be breached or any condition to the Closing hereunder to fail to be satisfied, (4) the Financing Efforts shall not require the giving of representations or warranties to any third parties by Sellers or the indemnification thereof by Sellers, (5) the Financing Efforts shall not require the waiver or amendment of any terms of this Agreement by Sellers, (6)  the Financing Efforts shall not require delivery of accountants’ cold comfort letters, (7) the Financing Efforts shall not require the taking of any action that materially and adversely interferes with Sellers’ operations and/or the Assets or require Sellers to provide any information in a format that is materially different than currently exists and (8) the Financing Efforts shall not require Sellers to provide any data or information that is subject to attorney-client privilege or work product or is subject to a confidentiality obligation with a third party.  Without limiting Buyer’s rights to indemnity under Article XIII, in no event will Sellers, or their respective Affiliates, have any Liability or obligation of any kind or nature to Buyer, Buyer Parent or any other Person arising or resulting from the Financing Efforts (including the use of any information provided in connection therewith), and Buyer shall indemnify and hold harmless the Sellers’ Indemnified Parties from and against any and all damages suffered or incurred by any of them in connection with the Financing Efforts (including the use of any information provided in connection therewith).   Buyer shall reimburse Sellers and their Affiliates for out of pocket costs and expenses incurred in connection with the Financing Efforts.

(d) Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement or in any other agreement among Sellers and Buyer (or its Affiliates), Sellers consent to the use of any materials and/or information (solely to the extent such materials and information pertain to the Assets) provided pursuant to Section 6.5(a) by Buyer and Buyer Parent in the Buyer Parent Shareholder Materials.

6.6 Knowledge of Breach; Right to Cure.

(a) Buyer will make Commercially Reasonable Efforts to notify Sellers promptly and in reasonable detail after Buyer obtains actual knowledge that any representation or warranty of any Seller contained in this Agreement is, becomes or will be untrue in any material respect on or before the Closing Date, but Buyer’s failure to provide any such notice shall not constitute a waiver of Buyer’s right to indemnity or other remedy for such breach under this Agreement or applicable Laws or otherwise. Buyer and any Affiliate of Buyer shall not have any claim or recourse against a Seller or its respective directors, officers, employees, partners, Affiliates, controlling persons, agents, advisors or representatives with respect to a breach of the representations or warranties of any such Seller contained in Section 4.15 or Section 4.25 (or the corresponding representations and warranties in the Sellers’ Certificates) if Buyer or its Affiliate had Knowledge of such breach prior to the execution of this Agreement.

(b) If any of Sellers’ or Buyer’s representations or warranties is untrue or shall become untrue in any material respect between the Execution Date and the Closing, or if any of Sellers’ or Buyer’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement is cured by the Closing (or, if the Closing does not occur, cured prior to the termination of this Agreement), then such breach shall be considered not to have occurred for all purposes of this Agreement.

6.7 Exclusivity.  From the Execution Date until the Closing or the termination of this Agreement in accordance with Section 14.1, each Seller shall not, and shall cause each of its Affiliates and shall direct each of its officers, directors, employees, stockholders, representatives, agents and investment bankers not to, directly or indirectly, discuss, pursue, solicit, initiate, participate in, facilitate, encourage or otherwise enter into any discussions, negotiations, agreements or other arrangements regarding or which could lead to, a possible sale or other disposition of all or any part of the Assets (other than the sale or disposal of Hydrocarbons in the ordinary course of business and the sale of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment is obtained) with any other Person other than the Buyer or its Affiliates (an “Acquisition Proposal”) or provide any information to any Person in connection with an Acquisition Proposal or a potential Acquisition Proposal other than the Buyer and its Affiliates, representatives, agents and lenders.  Each Seller shall, and shall cause each of their Affiliates, and shall direct each of their officers, directors, employees, representatives, agents and investment bankers to, immediately cease and cause to be terminated any and all contacts, discussions and negotiations with any Person other than the Buyer and its Affiliates and representatives regarding any Acquisition Proposal or potential Acquisition Proposal.

6.8 Amendment of Schedules.   Buyer agrees that, with respect to the representations and warranties of Sellers contained in this Agreement and each Seller’s indemnity obligations set forth in Section 13.2, each Seller shall have the continuing right until Closing to add, supplement or amend the Schedules to its representations and warranties.  For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article VII have been fulfilled, the Schedules to each Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto.

6.9 Affiliate Services.  Pioneer and its Affiliates shall have no obligation to provide any services with respect to the Assets from and after the Closing and, unless otherwise agreed to in writing by Pioneer and Buyer, all contracts between Pioneer and any of its Affiliates with respect to the Assets shall terminate effective as of the Closing Date.

6.10 JDA Agreements.  Effective as of the Closing, pursuant to the Assignment,  the Assets shall be released from the JDA Agreements and from all Liabilities arising thereafter and  Buyer shall have no rights or obligations under the JDA Agreements; provided, however, that, solely as between the Sellers, nothing in this Agreement, the Transaction Documents or otherwise shall alter, modify, amend or release the Sellers from their respective obligations to each other under the JDA Agreements to the extent attributable to the Assets prior to the Closing.  Effective as of Closing, Sellers hereby waive the applicability of any preferential purchase right and maintenance of uniform interest provisions in the JDA Agreements to the extent such provisions are applicable to the transactions contemplated in this Agreement.

6.11 Meeks and Wye Ranch Agreements.

(a) The Parties acknowledge that Pioneer currently holds that certain 5.180 Acre POD Agreement and Easement, effective March 1, 2011, by and between Jack Edward Meeks and Pioneer Natural Resources USA, Inc. and that certain 2.066 Acre POD Agreement, effective July 1, 2012, by and between Wye Ranch, Ltd. and Pioneer Natural Resources USA, Inc. (collectively, the “Meeks and Wye Ranch Agreements”) for the benefit of the Sellers.

(b) The Parties acknowledge that under the terms of the Meeks and Wye Ranch Agreements, in order to effectuate the assignment of the Meeks and Wye Ranch Agreements from Seller to Buyer, Buyer must meet the insurance and/or bonding requirements set forth respectively in Section 18 of each of the Meeks and Wye Ranch Agreements (the “Required Insurance”).  Buyer shall use commercially reasonable efforts to obtain by Closing the Required Insurance.  As long as Buyer (or its successors or assigns) is required to obtain all or any part of the Required Insurance (or any other insurance or security provided by Buyer in lieu thereof) under the Meeks and Wye Ranch Agreements, Buyer shall, or shall cause, (a) Sellers to be named as additional insureds with respect to such Required Insurance (or other insurance or security), (b) such insurers to waive all rights of subrogation against Sellers and (c) such insurers to provide prior notice of cancellation of such Required Insurance to Sellers, in each case, in the same manner as set forth in Sections 18.4.1 through 18.4.3 of each of the Meeks and Wye Ranch Agreements.
6.12 Transition Services. Buyer and Pioneer each agree to perform and comply with the covenants and agreements set forth on Schedule 6.12.

Article VII BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by each Seller or waiver in writing by Buyer, on or prior to Closing of each of the following conditions:

7.1 Representations and Warranties.  The representations and warranties of each Seller set forth in Article IV shall be true and correct in all respects (without regard to materiality or Material Adverse Effect qualifiers) on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for all such breaches, if any, of such representations and warranties that individually or in the aggregate would not have a Material Adverse Effect.

7.2 Performance.  Each Seller shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by such Seller is required prior to or on the Closing Date.

7.3 No Injunctions.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

7.4 Closing Deliverables.  Each Seller shall  have delivered (or be ready, willing and able to deliver at Closing) to Buyer and the Enterprise Entities (as applicable) the documents and other items required to be delivered by Seller under Section 9.3 and  be closing the transactions contemplated by this Agreement with Buyer simultaneously (or be ready, willing and able to close the transactions contemplated by this Agreement with Buyer simultaneously); provided that the condition in this clause (b) shall be deemed waived if the Closing with any Seller has not occurred (or is not occurring) due to the Willful Breach by Buyer.

7.5 Enterprise Closing Agreement.  The Enterprise Entities shall have executed and delivered to Buyer the documents, instruments and agreements contemplated to be delivered by the Enterprise Entities to Buyer by Enterprise Closing Agreement, including the New Enterprise Agreements;  provided that the condition in this Section 7.5 shall be deemed waived with respect to Buyer if Buyer is not ready, willing and able to deliver to the Enterprise Entities the documents, instruments and agreements contemplated to be delivered by Buyer to the Enterprise Entities under the Enterprise Closing Agreement at Closing.

For the avoidance of doubt, Buyer’s or Buyer Parent’s ability to obtain financing or any board or stockholder approval shall not be a condition precedent to Buyer’s obligation to consummate the Closing.

Article VIII SELLERS’ CONDITIONS TO CLOSING

The obligations of each Seller to consummate the transactions provided for herein are subject, at the option of such Seller, to the fulfillment by Buyer or waiver in writing by such Seller on or prior to Closing of each of the following conditions:

8.1 Representations and Warranties.  The representations and warranties of Buyer set forth in Article V shall be true and correct in all respects (without regard to materiality or material adverse effect qualifiers) on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for all such breaches, if any, of such representations and warranties that do not have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

8.2 Performance.  Buyer shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

8.3 No Injunctions.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

8.4 Closing Deliverables.  Buyer shall  have delivered (or be ready, willing and able to deliver at Closing) to Sellers and the Enterprise Entities (as applicable) the documents and other items required to be delivered by Buyer under Section 9.3 and  be closing the transactions contemplated by this Agreement simultaneously with each other Seller (or be ready, willing and able to close the transactions contemplated by this Agreement simultaneously with each other Seller); provided that the condition in this clause (b) shall be deemed waived with respect to a Seller (the “First Seller”) if the Closing with such Seller or any other Seller has not occurred (or is not occurring) due to the Willful Breach by the First Seller.

8.5 Enterprise Closing Agreement.  The Enterprise Entities shall have executed and delivered (or be ready, willing and able to deliver at Closing) to such Seller the documents, instruments and agreements contemplated to be delivered by the Enterprise Entities to Seller by the Enterprise Closing Agreement, including such Seller’s Amended Enterprise Agreements; provided that the condition in this Section 8.5 shall be deemed waived with respect to a Seller if such Seller is not ready, willing and able to deliver to the Enterprise Entities the documents, instruments and agreements contemplated to be delivered by such Seller to the Enterprise Entities under the Enterprise Closing Agreement at Closing.

Article IX CLOSING

9.1 Date of Closing.  Subject to the conditions stated in this Agreement, the sale by Sellers and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on the day that is the earlier of (i) ten (10) Australian Business Days following the day on which Buyer pays the full Second Deposit to Sellers or (ii) 29 Australian Business Days after the date on which the Execution Date occurs (each as calculated in accordance with Section 1.2) (the “Target Closing Date”); provided that, if all conditions in Article VII and Article VIII to be satisfied at or prior to Closing have not yet been satisfied or waived in writing by the Target Closing Date, then the Closing shall occur within five (5) Business Days after such conditions have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing but subject to all conditions in Article VII and Article VIII having been satisfied or waived at the Closing), subject to the rights of the Parties under Article XIV.  The date on which the Closing actually occurs shall be the “Closing Date.”

9.2 Place of Closing. The Closing shall be held at the office of Vinson & Elkins L.L.P., 2001 Ross Avenue, Suite 3700, Dallas, Texas 75201, or such other place as mutually agreed upon by the Parties.

9.3 Closing Obligations.  At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Each Seller and Buyer shall execute, acknowledge and deliver the Assignment in sufficient counterparts to facilitate recording in the applicable counties covering the Assets.

(b) Each Seller and Buyer shall execute and deliver assignments, in appropriate forms, of federal Leases and state Leases included in the Assets (if any) in sufficient counterparts to facilitate filing with the applicable Governmental Authority.

(c) Each Seller and Buyer shall execute and deliver the Preliminary Settlement Statement.

(d) Buyer shall deliver to (i) Pioneer, to the accounts designated in the Preliminary Settlement Statement, by direct bank or wire transfer in immediately available funds, an amount equal to the Pioneer Adjusted Purchase Price less (to the extent previously funded by Buyer) Pioneer’s Seller Share of the Initial Deposit and Second Deposit, (ii) Reliance, to the accounts designated in the Preliminary Settlement Statement, by direct bank or wire transfer in immediately available funds, an amount equal to the Reliance Adjusted Purchase Price less (to the extent previously funded by Buyer) Reliance’s Seller Share of the Initial Deposit and Second Deposit and (iii) Newpek, to the accounts designated in the Preliminary Settlement Statement, by direct bank or wire transfer in immediately available funds, an amount equal to the Newpek Adjusted Purchase Price less (to the extent previously funded by Buyer) Newpek’s Seller Share of the Initial Deposit and Second Deposit.

(e) Each Seller shall deliver, on forms reasonably acceptable to Buyer, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production.

(f) Each Seller shall deliver an executed certificate of non-foreign status that meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2).

(g) To the extent required under any Law or by any Governmental Authority for any federal or state Lease, Pioneer and Buyer shall deliver state change of operator forms designating Buyer as the operator of the Units, Wells, Other Wells and the Leases currently operated by Pioneer.

(h) An authorized officer of each Seller shall execute and deliver a certificate, dated as of the Closing Date, certifying that, with respect to such Seller, the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer (each, a “Seller’s Certificate” and collectively, the “Sellers’ Certificates”).

(i) An authorized officer of Buyer shall execute and deliver a certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Sellers (the “Buyer’s Certificate”).

(j) Buyer shall deliver evidence of the posting of Asset Credit Support with all applicable Governmental Authorities or other Persons as required by Section 6.3.
(k) Each Seller shall deliver releases in form reasonably satisfactory to Buyer of all Encumbrances on the Assets securing such Seller’s Indebtedness.
(l) Each Seller and Buyer shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered at Closing.
(m) Each Seller and Buyer shall execute and deliver the Transaction Support Agreement attached hereto as Exhibit I (the “Transaction Support Agreement”).

(n) Buyer shall deliver to each Seller the Security Instruments (as defined in the Transaction Support Agreement) and the Buyer Parent Guaranty (as defined in the Transaction Support Agreement) required by the Transaction Support Agreement to be delivered to such Seller at Closing.

(o) Each Seller shall deliver to Buyer and the Enterprise Entities its respective Seller Guaranty (as defined in the Transaction Support Agreement).

(p) Each Seller and Buyer shall execute and deliver to the Enterprise Entities and each other Party, all documents, instruments and agreements contemplated to be delivered by such Person under the Enterprise Closing Agreement at or concurrently with the Closing.

(q) Buyer shall deliver to each Seller a Buyer PSA Guaranty.
(r) Buyer shall provide to Seller evidence that it has obtained the Required Insurance contemplated by Section 6.11.

9.4 Records.  Fifteen (15) days following Closing, each Seller will deliver to Buyer electronic copies of all Records maintained by such Seller or its Affiliates in electronic form. No later than thirty (30) days after the Closing Date, each Seller shall make available to Buyer the other Records in its possession in their current form and format as maintained by such Seller as of the Effective Time, for pickup from such Seller’s offices during normal business hours; provided that each Seller may retain written or electronic copies of such Records.  Copying and transportation of the Records will be at Buyer’s sole cost.

Article X ACCESS; DISCLAIMERS

10.1 Access.  Prior to the Execution Date, Buyer evaluated the merits and risks of the Assets, its acquisition, ownership and operation thereof, and its obligations hereunder pursuant to the terms of that certain Access and Exclusivity Agreement, dated November 7, 2017, by and between Sellers and Buyer (as amended, the “Access Agreement”), and satisfied itself through the representations, warranties and covenants set forth herein and its own diligence pursuant to the access provided by Sellers under the Access Agreement as to the title, environmental and physical condition of and contractual arrangements and other matters affecting the Assets.  Nothing in the preceding sentence shall be construed to negate the representations, warranties and covenants of Sellers contained in this Agreement or shall limit Buyer’s continuing access to the Assets until the Closing, which shall continue in the same manner as provided in the Access Agreement.

10.2 Confidentiality.  If the Closing should occur, the Confidentiality Agreement shall terminate, except as to (a) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (b) the Excluded Assets and (c) information related to the assets other than the Assets.  Buyer further agrees that, notwithstanding termination of the Confidentiality Agreement, if Closing does not occur, then Buyer shall continue to maintain as confidential under the Confidentiality Agreement and shall not disclose to any Third Party the results of any Phase I or any other environmental assessment performed on the Assets except as required by Law.

10.3 Disclaimers.

(a) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, SECTION 11.1(b) OR THE SELLERS’ CERTIFICATES AND EXCEPT FOR THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, (I) NO SELLER MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, (II) EACH SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR, AND (III) BUYER IS NOT RELYING UPON, ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, ANY OPINION,

INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF ANY SELLER OR ANY OF ITS AFFILIATES).  BUYER ACKNOWLEDGES AND AGREES THAT NONE OF THE SELLERS’ INDEMNIFIED PARTIES SHALL HAVE ANY LIABILITY OR RESPONSIBILITY FOR FAILING OR OMITTING TO DISCLOSE ANY CONDITION, AGREEMENT, DOCUMENT, DATA, INFORMATION OR OTHER MATERIALS RELATING TO THE ASSETS THAT IS NOT EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT.

(b) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, SECTION 11.1(b) OR THE SELLERS’ CERTIFICATES, EXCEPT FOR THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, AND WITHOUT LIMITING THE GENERALITY OF SECTION 10.3(a), EACH SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL, GEOPHYSICAL OR SEISMIC DATA OR INTERPRETATION OR ANALYSIS RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES TO BE GENERATED BY THE ASSETS, (V) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY ANY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF), (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF) OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF) AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.  EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, SECTION 11.1(b) OR THE SELLERS’ CERTIFICATES, EXCEPT FOR THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, BUYER ACKNOWLEDGES AND AGREES THAT (X) NONE OF THE SELLERS’ INDEMNIFIED PARTIES ARE MAKING (AND NONE OF THE SELLERS’ INDEMNIFIED PARTIES SHALL HAVE ANY LIABILITY OR RESPONSIBILITY FOR) AND (Y) NO BUYER INDEMNIFIED PARTY IS RELYING UPON ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A

PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT AT CLOSING BUYER WILL HAVE MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(c) OTHER THAN AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTION 4.15, BUYER ACKNOWLEDGES AND AGREES THAT (I) NONE OF THE SELLERS’ INDEMNIFIED PARTIES ARE MAKING (AND NONE OF THE SELLERS’ INDEMNIFIED PARTIES SHALL HAVE ANY LIABILITY OR RESPONSIBILITY FOR) AND (II) NO BUYER INDEMNIFIED PARTY IS RELYING UPON ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT AT CLOSING BUYER WILL HAVE MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d) SellerS and Buyer agree that, to the extent required by law to be effective, the disclaimers of certain representations and warranties contained in this Section 10.3 are “conspicuous” disclaimers for the purpose of any law.

Article XI TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS
11.1 Sellers’ Title.

(a) General Disclaimer of Title Warranties and Representations.  Except for the Special Warranty of Title as set forth in Section 11.1(b) and in the Assignment, Sellers make no warranty or representation, express, implied, statutory or otherwise with respect to Sellers’ title to any of the Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title with respect to any of the Assets, shall be pursuant to the Special Warranty of Title of each Seller set forth in Section 11.1(b) and in the Assignment.

(b) Special Warranty of Title.  If Closing occurs, then effective as of the Closing Date until the expiration of the SWT Survival Period, each Seller warrants Defensible Title to the Wells and Leases unto Buyer against every Person whomsoever lawfully claims the same or any part thereof by, through or under such Seller and its Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances and any breaches of such warranty of which Buyer had Knowledge prior to the execution and delivery of this Agreement (the “Special Warranty of Title”).  The Assignment will contain the Special Warranty of Title that will be subject to this Section 11.1.

(c) Recovery on Special Warranty of Title.

(i) After the Closing, Buyer shall furnish the applicable Seller a written notice setting forth any matters which Buyer intends to assert as a breach of such Seller’s Special Warranty of Title set forth in Section 11.1(b) or the Assignment.  Pursuant to notice delivered to Buyer no later than ten (10) days following delivery of such notice, each Seller shall have a reasonable opportunity, but not the obligation, for a period not to exceed ninety (90) days following delivery of the notice, to cure any breach of the Special Warranty of Title asserted by Buyer pursuant to this Section 11.1(c)(i); failure to deliver such notice within such period shall be deemed an election by such Seller not to attempt to effect such cure.

(ii) Recovery on a Seller’s Special Warranty of Title set forth in Section 11.1(b) or in the Assignment shall not exceed the Allocated Value of the affected Asset and the amount of such recovery shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the affected Asset affected by the defect of title, the legal effect of the defect of title, the potential economic effect of the defect of title over the life of the affected Asset, the values placed upon the defect of title by Buyer and Sellers and such other reasonable factors as are necessary to make a proper evaluation.  For purposes of this Section 11.1(c)(ii), the Allocated Value of CGP 11 will be the amount shown on Exhibit D.  For the avoidance of doubt, Buyer’s recovery for a breach of the Special Warranty of Title set forth in Section 11.1(b) or in the Assignment shall not be duplicative.

11.2 Casualty Loss.

(a) Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets, and Buyer shall not assert, and shall not be entitled to assert, such matters as Casualty Losses or breaches of this Agreement.

(b) If, after the Execution Date but prior to the Closing Date, any Asset is damaged or destroyed by fire or other casualty (except to the extent Buyer has an indemnification obligation to Sellers for such damage, destruction or casualty under the terms of the Access Agreement) or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), Buyer shall nevertheless be required to close.  Furthermore:

(i) If the reasonable estimated losses to the Assets as a result of all Casualty Losses that occur between the Execution Date and the Closing is less than $250,000 then at Closing (x) Buyer shall assume all risk and loss associated with such Casualty Losses as an Assumed Obligation (and Sellers and their Affiliates shall have no Liability for such Casualty Losses), (y) the Pioneer Purchase Price, the Reliance Purchase Price and the Newpek Purchase Price shall not be adjusted as a result of such Casualty Losses and (z) Sellers shall pay to Buyer all sums paid to Sellers by Third Parties by reason of any Casualty Losses insofar as with respect to the Assets and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Sellers’ right, title and interest (if any) in insurance claims, unpaid awards and other rights, in each case, against Third Parties arising out of such Casualty Losses insofar as with respect to the Assets.

(ii) If the reasonable estimated losses to the Assets as a result of all Casualty Losses that occur between the Execution Date and the Closing equals or exceeds $250,000, then at or prior to Closing, Sellers shall elect to either restore the Asset(s) affected by such Casualty Loss to substantially their condition as of the Execution Date as promptly as practicable prior to or immediately following the Closing, or replace the affected Assets if they cannot reasonably be restored, or adjust the Pioneer Purchase Price, the Reliance Purchase Price and/or the Newpek Purchase Price, as applicable, downward by the amount of the reasonable estimated cost to restore (or, if necessary, replace) the affected Pioneer Assets, Reliance Assets and/or Newpek Assets, as applicable. If the Sellers fail to elect in writing one of the remedies set forth in Section 11.2(b)(ii)(x) through (y) above prior to Closing with respect to any Casualty Loss, then the Sellers shall be deemed to have elected the remedy in Section 11.2(b)(ii)(y).  If this Section 11.2(b)(ii) is applicable, Sellers shall retain all sums paid by Third Parties by reason of such Casualty Losses and all rights in and to any insurance claims, unpaid awards and other rights, in each case, against Third Parties arising out of such Casualty Losses.  Further, if Section 11.2(b)(ii)(x) is applicable, Buyer agrees to reasonably cooperate with Sellers, including by giving Sellers reasonable access to the affected Assets to the extent necessary or convenient to facilitate Sellers’ efforts to restore such affected Assets, without unreasonable interference with Buyer’s properties or operations and at Sellers’ sole cost and risk.

(c) If Section 11.2(b)(ii)(x) is applicable, the Sellers shall use Commercially Reasonable Efforts to cure the applicable Casualty Losses, shall do so without unreasonably interfering with or damaging Buyer’s or any Third Party operator’s operations on the affected Assets, and shall coordinate their access rights and any invasive work with Buyer and any Third Party operator to minimize inconvenience to or interruption of the conduct of business by the Buyer or such Third Party operators or any damage to the Buyer’s or Third Party operator’s operations or properties to the extent practicable.  Additionally, Buyer shall have the right to split, at its option and expense, any samples collected from the Assets by the Sellers.  The Sellers shall give Buyer and any Third Party operator reasonable prior written notice before gaining physical access to any of the Assets, and Buyer or its designee shall have the right, but not the obligation, to accompany the Sellers and the Sellers’ representatives whenever the Sellers or the Sellers’ representatives gain physical access to any Assets. The Sellers shall abide by Buyer’s or any Third Party operator’s posted safety rules, regulations and operating policies provided to Sellers in writing while conducting its cure work on the Assets.  The Sellers shall promptly provide Buyer (but in any case no later than the end of the restoration work) copies of all reports, results and other documentation and data prepared or compiled by the Sellers and/or any of their representatives or agents in connection with the restoration work. The Sellers shall hold all information or data obtained by the Sellers as part of the cure work confidential, except to the extent disclosure is required by Law or a Governmental Authority, and shall not use any of the same except in connection with the transactions set forth in this Agreement.  Buyer shall provide the Sellers and their representatives access to the Assets, including the Records, and shall use Commercially Reasonable Efforts to obtain consent from any Third Party operator of the Assets for Sellers’ access to the Assets, after the Closing Date in connection with the Seller’s efforts to restore any

Casualty Loss.  To the extent the Sellers exercise their restoration rights under the preceding paragraph, any such access and efforts to restore any such Casualty Loss shall be at the Sellers’ sole cost, risk, and expense, and each Seller shall indemnify, defend, and hold harmless the Buyer Indemnified Parties to the extent of such Seller’s Seller Share from and against any costs, obligations, losses, Liabilities, or damages arising from or relating to such access or such restoration efforts, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON.

11.3 Consents to Assign.  With respect to each Consent set forth on Schedule 4.4, each Seller, prior to Closing, shall use Commercially Reasonable Efforts to send to the holder of each such Consent a notice in compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby.

(a) If a Seller fails to obtain a Consent set forth on Schedule 4.4 covering its interest in the Assets prior to Closing and (i) such consent expressly states that it may be withheld in the sole and/or absolute discretion of the holder or is subject to payment of a stipulated amount that Sellers are not willing to pay, or (ii) the failure to obtain such Consent would cause the assignment to Buyer of the Assets (or portion thereof affected thereby) to be void or voidable or would cause the termination of, or give the holder of such Consent the right to terminate, a Lease or Contract under the express terms thereof (a consent satisfying clauses (i) or (ii), a “Hard Consent”), then (1) the Asset (or portion thereof) affected by such Hard Consent shall not be conveyed at the Closing, (2) the Pioneer Purchase Price, the Reliance Purchase Price and/or the Newpek Purchase Price, as applicable, shall be reduced by the Allocated Value (or portion thereof) of such Pioneer Asset, Reliance Asset and/or Newpek Asset, as applicable, excluded from the Assets conveyed at Closing, and (3) such Seller and Buyer shall use Commercially Reasonable Efforts to obtain the Hard Consent applicable to the transfer of such Pioneer Asset, Reliance Asset and/or Newpek Asset, as applicable, following the Closing; provided,  however, that no Party shall be required to incur any Liability or pay any money or provide other consideration to any holder of any such Hard Consent in order to obtain such Hard Consent. In the event that a Hard Consent (with respect to an Asset excluded pursuant to this Section 11.3(a)) that was not obtained prior to Closing is obtained within one hundred twenty (120) days following Closing, then, within ten (10) Business Days after such Hard Consent is obtained (x) Buyer shall purchase the Asset (or portion thereof) and any associated Assets that were so excluded as a result of such previously un‑obtained Hard Consent and pay to the applicable Seller the amount by which the Purchase Price was reduced at Closing with respect to the Asset (or portion thereof) and any associated Assets so excluded (as such amount is appropriately adjusted in accordance with the other terms of this Agreement) and (y) such Seller shall assign to Buyer the Assets (or portion thereof) and any associated Assets so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment.

(b) If a Seller fails to obtain a Consent set forth on Schedule 4.4 covering its interest in the Assets prior to Closing that is not a Hard Consent, then the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by each Seller to Buyer at Closing as part of the Pioneer Assets, Reliance Assets and/or Newpek Assets, as

applicable, and Buyer shall have no claim against, and such Seller shall have no Liability to Buyer for, the failure to obtain such Consent.

(c) Prior to Closing, each Seller and Buyer shall use their Commercially Reasonable Efforts to obtain all Consents listed on Schedule 4.4;  provided,  however, that no Party shall be required to incur any Liability, pay any money or provide any other consideration to the holders of any Consent in order to obtain any such Consent.  Subject to the foregoing, Buyer agrees to provide each Seller with any information or documentation in Buyer’s possession (that is not privileged or subject to confidentiality restrictions) that may be reasonably requested by such Seller or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.

Article XII ENVIRONMENTAL MATTERS

12.1 NORM, Asbestos, Wastes and Other Substances.  Buyer acknowledges that (a) the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets; (b) equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances; (c) NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms; (d) the wells, materials and equipment located on the Assets or included in the Assets may contain NORM, asbestos and other wastes or Hazardous Substances; (e) NORM containing material and other wastes or Hazardous Substances may have come in contact with various environmental media, including, water, soils or sediment; and (f) special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets.  Nothing in this Section shall be construed to negate the representations and warranties contained in Section 4.15 or the indemnity obligations of Sellers with respect to environmental matters included in Retained Obligations.

Article XIII ASSUMPTION; INDEMNIFICATION; SURVIVAL
13.1 Assumed Obligations; Retained Obligations.

(a) Without limiting Buyer’s rights to indemnity under this Article XIII, from and after Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, known or unknown, arising from, based upon, related to or associated with the Assets, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership or operation of the Assets, including obligations and Liabilities (i) to furnish makeup gas and settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Contracts, (ii) to pay Working Interests, Burdens and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons for which Buyer received revenues or proceeds, including those held in suspense (including those amounts for which the Pioneer Purchase Price, the Reliance Purchase Price and the Newpek Purchase Price were adjusted pursuant to Section 3.2(b)(iv)), (iii) to pay the applicable

Governmental Authority any amounts subject to escheat obligations pursuant to applicable Law, (iv) to Decommission the Assets, (v) to clean up and Remediate the Assets in accordance with Applicable Contracts and Laws, (vi) to perform all obligations applicable to or imposed on the lessee, owner or operator under the Leases and the Applicable Contracts, or as required by Laws, (vii) to pay all Property Expenses, (viii) under the New Enterprise Agreements, and (ix) of Reliance and Newpek arising out of or in connection with the operation of the Assets by a Person other than Pioneer unless such Parties would be liable for such liabilities as a Retained Obligation (all of said obligations and Liabilities being referred to as the “Assumed Obligations”); provided that Buyer does not assume any obligations and Liabilities to the extent that they are attributable to or arise out of the ownership, use or operation of any of (x) such Seller’s Excluded Assets or (y) the Retained Obligations (A) described in Sections 13.1(b)(i) through and including Section 13.1(b)(v) for the applicable 12-month, 18-month and three-year periods described in Section 13.8(c) or (B) described in Sections 13.1(b)(vi) through and including Section 13.1(b)(xiii).

(b) The following obligations and Liabilities of a Seller related to, in the case of Pioneer, the Pioneer Assets, in the case of Reliance, the Reliance Assets and, in the case of Newpek, the Newpek Assets, are herein referred to as such Seller’s “Retained Obligations”:

(i) except as set forth in the Access Agreement, obligations and Liabilities arising out of or related to personal injury or wrongful death resulting from events occurring prior to the Closing and during such Seller’s or any of its Affiliates’ ownership or operation of its Assets;

(ii) any Liabilities arising from any off-site disposal of Hazardous Substances by any Seller or any of its Affiliates prior to the Effective Time and during such Seller’s or such Affiliate’s ownership or operation of its Assets;

(iii) all Liabilities of any Seller or any of its Affiliates for the failure (directly or indirectly) to pay or timely pay or account for proceeds relating to Hydrocarbon sales attributable to the Wells (including in compliance with the Leases and Law) for all periods prior to and through the Effective Time, including royalties or Burdens attributable to such sales relating thereto and claims alleging undervaluation or underpayment thereof or wrongdoing, fault or strict liability relating thereto and including any liability arising out or related to the letter described in paragraph 4 of Schedule 4.6 to the extent attributable to the ownership or operation of the Assets for the period prior to and through the Effective Time;

(iv) all fines and penalties imposed by any Governmental Authority arising out of such Seller’s or any of its Affiliates’ ownership or operation of the Assets prior to the Closing Date;
(v) all Property Expenses attributable to ownership or operation of the Assets for the period of time prior to the Effective Time;
(vi) all losses, claims, Liabilities, demands, costs and expenses arising out of, incident to or in connection with such Seller’s failure to pay or incorrect payment of its Seller Taxes;

(vii) all liabilities and obligations attributable to or arising out of its Excluded Assets, including those arising out of the Enterprise Agreements (except to the extent expressly provided in the New Enterprise Agreements);

(viii) all liabilities and obligations attributable to or arising out of any Hedge Contract put in place by such Seller prior to Closing;

(ix) the payment of settlement amounts specified in the settlement agreements referenced in paragraphs 1 and 2 of Schedule 4.6 and the performance of any other obligations necessary to consummate the settlements described in such paragraphs. ;

(x) all obligations of such Seller created, issued, or incurred for borrowed money (whether by loan or by the issuance and sale of debt securities), and all obligations of such Seller evidenced by a note, bond, debenture, or similar instrument (collectively “Indebtedness”);

(xi) all intercompany notes and accounts payable by such Seller to any of its Affiliates;

(xii) all Liabilities arising under the JDA Agreements (other than Liabilities for costs and expenses attributable to the Assets that are allocated to the Sellers as working interest owners under the COPAS exhibit to the Sellers JOA under Section 2.3);  and

(xiii) all Liabilities and other matters related to such Seller’s or its Affiliate’s employee benefit plans and other employee and consultant matters (other than Liabilities for direct costs and expenses attributable to the Assets that are allocated to the Sellers as working interest owners under the COPAS exhibit to the Sellers JOA and allocable to Buyer as Property Expenses under Section 2.3).

13.2 Indemnities of each Seller.  Effective as of Closing, subject to the limitations set forth in Section 13.4 and Section 13.8 or otherwise in this Agreement, each Seller, shall severally (and not jointly) be responsible for, shall pay on a current basis and hereby agrees to defend, indemnify, hold harmless and forever release Buyer and its Affiliates, and all of its and their respective equity holders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Liabilities suffered or incurred by any Buyer Indemnified Party, whether or not relating to Third Party Claims or incurred in the defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a) any breach by such Seller of any of its representations or warranties contained in Article IV and/or its Seller’s Certificate;
(b) any breach by such Seller of any of its covenants or agreements under this Agreement; or
(c) any of such Seller’s Retained Obligations.

13.3 Indemnities of Buyer.    Effective as of Closing, and except to the extent of Sellers’ indemnification obligations under Section 13.2(c), Buyer and its successors and assigns shall assume and be responsible for, shall pay on a current basis, and hereby agrees to defend, indemnify, hold harmless and forever release each Seller and its Seller Indemnified Parties from and against any and all Liabilities suffered or incurred by any such Seller Indemnified Party, whether or not relating to Third Party Claims or incurred in the defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a) any breach by Buyer of any of its representations or warranties contained in Article V and/or the Buyer’s Certificate;
(b) any breach by Buyer of any of its covenants or agreements under this Agreement;
(c) any of the Assumed Obligations; or
(d) with respect to Pioneer and its Seller Indemnified Parties, the provision of the Services in accordance with the provisions of Schedule 6.12.
13.4 Limitation on Liability.

(a) A Seller shall not have any Liability for any indemnification under Section 13.2(a) for any individual Liability unless the indemnification amount owed by such Seller with respect to such Liability exceeds $100,000 (the “De Minimis Threshold”); provided that if a fact or circumstance giving rise to a Liability affects the interests of more than one Seller in the Assets, then the indemnification amounts for all such Liabilities shall be aggregated for purposes of satisfying the De Minimis Threshold.  Furthermore, a Seller shall not have any Liability for any indemnification under Section 13.2(a) until and unless the aggregate amount of all Liabilities for which Claim Notices for such matters are delivered by Buyer against such Seller that exceed the De Minimis Threshold exceeds such Seller’s Indemnity Deductible, after which point such Seller shall only be liable for such indemnification to the extent such Liabilities exceed such Seller’s Indemnity Deductible.  Notwithstanding anything in this Section 13.4(a) to the contrary, the limitations on a Seller’s Liability in this Section 13.4(a) shall not apply to (x) such Seller’s Liability for breaches of such Seller’s Fundamental Representations, the representations and warranties in Section 4.13 and the corresponding representations and warranties in its Seller’s Certificate, (y) such Seller’s Liability for breaches of any covenant (including Liability under Section 15.2 or for any payments to be made by such Seller under Section 3.4 and Section 3.5) and (z) such Seller’s Liability under Section 13.2(c) for its Retained Obligations.

(b) Notwithstanding anything to the contrary contained in this Agreement, a Seller shall not be required to indemnify Buyer under Section 13.2(a) for aggregate Liabilities in excess of fifteen percent (15%) of, in the case of Pioneer, the Pioneer Purchase Price, in the case of Reliance, the Reliance Purchase Price and, in the case of Newpek, the Newpek Purchase Price; provided that (i) such Seller’s Liability for breaches of such Seller’s Fundamental Representations, the representations and warranties in Section 4.13 and the corresponding representations and warranties in its Seller’s Certificate, (ii) such Seller’s Liability for breaches of any covenant

(including Liability under Section 15.2 or for any payments to be made by such Seller under Section 3.4 and Section 3.5) and (iii) such Seller’s Liability under Section 13.2(c) for its Retained Obligations, in each case, shall not be limited by this Section 13.4(b).

(c) Notwithstanding anything to the contrary contained in this Agreement, a Seller’s aggregate Liabilities under this Agreement or otherwise shall not exceed, in the case of Pioneer, the Pioneer Purchase Price, in the case of Reliance, the Reliance Purchase Price and, in the case of Newpek, the Newpek Purchase Price.

(d) The obligations set forth in Section 13.2 and Section 13.3 shall not apply to (i) any amount that was taken into account as an adjustment to the Purchase Price pursuant to the provisions hereof, (ii) except as otherwise provided in this Agreement, any Party’s costs and expenses with respect to the negotiation and consummation of this Agreement and the purchase and sale of the Assets and (iii) any amount that would result in a double recovery (whether as a result of the adjustments to the Purchase Price or otherwise).

(e) Each Party shall have a duty to use Commercially Reasonable Efforts to mitigate any claim that such Party has or may bring for indemnification in connection with this Agreement or the transactions contemplated hereby.

13.5 Express Negligence.  THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY EXCEPT TO THE EXTENT SUCH LIABILITIES AROSE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY AS ESTABLISHED BY A FINAL NONAPPEALABLE JUDICIAL DECISION. BUYER AND SELLERS ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”

13.6 Exclusive Remedy.  Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, from and after Closing, Section 11.1(b), this Article XIII, the Access Agreement, and the Assignment contain the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby (whether in contract, tort or otherwise), including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any document or certificate delivered pursuant to this Agreement provided that, nothing herein shall be deemed a waiver of any Party’s right to seek injunctive relief or to compel specific performance of any covenant or obligation of the other Parties.  Except as specified in Section 11.1(b), this Article XIII, the Access Agreement, and the Special Warranty of Title in the Assignment, effective as of Closing, Buyer, on its own behalf and on behalf of the Buyer Indemnified Parties, hereby releases, remises and forever discharges all of the Sellers’ Indemnified Parties from any and all suits, legal or administrative proceedings, Liabilities or interest whatsoever, whether in contract, tort or otherwise, known or unknown, which Buyer or the Buyer Indemnified Parties might now or subsequently have, based on, relating to or arising out of this Agreement, the transactions contemplated by this Agreement, the ownership, use or operation of any of the Assets prior to, on or after Closing or the condition, quality, status or nature of any of the Assets prior to, on or after Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, any similar Environmental Laws, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Sellers or any of their Affiliates.

13.7 Indemnification Procedures. All claims for indemnification under Section 13.2 and Section 13.3 shall be asserted and resolved as follows:

(a) In General.  For purposes of Article XIII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party having an obligation to indemnify any Sellers’ Indemnified Party or Buyer Indemnified Party, as applicable, with respect to such Liabilities pursuant this Article XIII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Sellers’ Indemnified Party or Buyer Indemnified Party, as applicable, having the right to be indemnified with respect to such Liabilities by Buyer or a Seller, as applicable, pursuant to this Article XIII.

(b) Claims Procedure.  To make claim for indemnification under Section 13.2 or Section 13.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 13.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.7(b) shall not relieve the Indemnifying Party of its obligations under Section 13.2 or Section 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Indemnified Party shall provide its Claim Notice as promptly as practicable after the Indemnified Party has actual knowledge of such inaccuracy or breach and shall specify the representation, warranty, covenant or agreement that was inaccurate or breached, but the failure or delay of any Indemnified Party in giving such notice shall not relieve the Indemnifying Party of its obligations under this Agreement to provide indemnity or other response as provided in this Agreement except to the extent such failure materially prejudices the Indemnifying Party’s ability to provide such indemnity or other response.

(c) Third Party Claims.

(i) In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice relating thereto to notify the Indemnified Party whether it admits or denies its Liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party.  The Indemnified Party is authorized, prior to and during such thirty (30) day period (or, if earlier, until the Indemnifying Party admits its Liability to defend the Indemnified

Party against such Third Party Claim) to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(ii) If the Indemnifying Party admits its Liability to defend the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Indemnified Party against such Third Party Claim, and shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest.  The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.7(c)(ii).  An Indemnifying Party shall not, without the written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity hereunder).

(iii) If the Indemnifying Party does not admit its Liability against a Third Party Claim or admits its Liability to defend the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against and settle the Third Party Claim at the sole cost and expense of the Indemnifying Party (if the Indemnifying Party is determined to have indemnification Liability with respect to such matter), with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its Liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof.  If the Indemnifying Party has not yet admitted its Liability to defend the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (1) admit in writing its Liability to indemnify the Indemnified Party from and against the Liability and if Liability is so admitted, either (A) consent to such settlement or (B) reject, in its reasonable judgment, the proposed settlement, or (2) deny Liability.  Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under Section 13.7(c)(iii)(2) above.

(d) Direct Claims.  In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its Liability for such Liability or (iii) dispute the claim for such Liabilities.  If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Liabilities or that it disputes the claim for such Liabilities or the amount of such Liabilities, the Indemnifying Party shall conclusively be deemed to have denied Liability with respect to such matter.  If the Indemnifying Party does not admit or otherwise does deny its Liability against a claim for indemnification not based upon a Third Party Claim within the 30-day time period set forth in this Section 13.7(d), then the Indemnified Party shall (x) diligently and in good faith pursue its rights and remedies under this

Agreement with respect to such claim for indemnification or (y) provide the Indemnifying Party with prompt written waiver of such indemnification claim.
13.8 Survival.

(a) Sellers’ Representations and Warranties.

(i) Except as set forth in Section 13.8(a)(ii) or Section 13.8(c), each Seller’s representations and warranties in Article IV, the corresponding representations and warranties in its Seller’s Certificate and the corresponding indemnity obligations of such Seller under Section 13.2(a) with respect to all such representations and warranties, shall expire and terminate at 5:00 p.m. Central Time on the date that is twelve (12) months after the Closing Date.

(ii) Each of such Seller’s Fundamental Representations, the corresponding representations and warranties in its Seller’s Certificate and the corresponding indemnity obligations of each Seller under Section 13.2(a) with respect to such Seller’s Fundamental Representations, shall survive without limit.

(b) Sellers’ Covenants.  Each of the covenants and performance obligations of a Seller set forth in this Agreement that are to be complied with or performed by such Seller at or prior to Closing (other than Section 15.2) and the corresponding indemnity obligations of such Seller under Section 13.2(b) with respect to such covenants and obligations, shall expire and terminate at 5:00 p.m. Central Time on the date that is twelve (12) months after the Closing Date.  All other covenants and performance obligations of such Seller set forth in this Agreement and the corresponding indemnity obligations of such Seller under Section 13.2(b) with respect to such covenants and obligations shall survive the Closing and remain in full force and effect until fully performed.

(c) Sellers’ Retained Obligations.  The Retained Obligations listed in Sections 13.1(b)(i),  (b)(ii) and  (b)(iv) and the corresponding indemnity obligations of each Seller under Section 13.2(c) with respect to such Retained Obligations shall expire and terminate at 5:00 p.m. Central Time on the date that is eighteen (18) months after the Closing Date.  The Retained Obligation listed in Section 13.1(b)(iii) and the corresponding indemnity obligations of each Seller under Section 13.2(c) with respect to such Retained Obligation shall expire and terminate at 5:00 p.m. Central Time on the date that is three (3) years after the Closing Date.  The Retained Obligation listed in Section 13.1(b)(v) and the corresponding indemnity obligations of each Seller under Section 13.2(c) with respect to such Retained Obligation shall expire and terminate at 5:00 p.m. Central Time on the date that is twelve (12) months after the Closing Date.  The Retained Obligations listed in Section 13.1(b)(vi) through and including Section (b)(xiii) and the corresponding indemnity obligations of each Seller under Section 13.2(c) shall survive without limit.

(d) Buyer’s Representations, Warranties, Covenants and Other Indemnities.  Except for Buyer’s Fundamental Representations, which shall survive the Closing without limit, Buyer’s representations and warranties in Article IV, the corresponding representations and warranties in its Buyer’s Certificate and the corresponding indemnity obligations of Buyer under Section 13.3(a) with respect to all such representations and warranties, shall expire and terminate at 5:00 p.m. Central Time on the date that is twelve (12) months after the Closing Date. The covenants and performance obligations of Buyer in this Agreement that are to be complied with or performed by Buyer at or prior to Closing, and the corresponding indemnity obligations of Buyer under Section 13.3(b) with respect to such covenants and obligations, shall expire and terminate at 5:00 p.m. Central Time on the date that is twelve (12) months after the Closing Date. All other covenants of Buyer and other indemnities set forth in Section 13.3 shall survive the Closing and remain in full force and effect indefinitely.

(e) Survival After Claim.  Notwithstanding Section 13.8(a),  Section 13.8(b), Section 13.8(c), and Section 13.8(d), if a Claim Notice has been properly delivered under Section 13.7(b) before the date any representation, warranty, covenant, indemnity or performance obligation would otherwise expire under such Sections alleging a right to indemnification or defense for Liabilities arising out of, relating to or attributable to the breach of such representation, warranty, covenant, indemnity or performance obligation, such representation, warranty, covenant, indemnity or performance obligation shall continue to survive until the claims asserted in such Claim Notice that are based on the breach of such representation, warranty, covenant, indemnity or performance obligation have been fully and finally resolved under Section 13.7.

(f) Remainder of the Agreement. Subject to Sections 13.8(a), (b), (c), (d) and (e), the remainder of this Agreement shall survive without time limit.

13.9 Waiver of Right to Rescission.  Sellers and Buyer acknowledge that, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement.  As the payment of money shall be adequate compensation, following Closing, Buyer and Sellers waive any right to rescind this Agreement or any of the transactions contemplated hereby.

13.10 Insurance, Taxes.  The amount of any Liabilities for which any of the Buyer Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding (a) Tax benefit to a Buyer Indemnified Party created or generated by the incurrence of the Liability or (b) insurance proceeds from insurance policies carried by a Buyer Indemnified Party realized or that could reasonably be expected to be realized by such Buyer Indemnified Party if a claim were properly pursued under the relevant insurance arrangements.

13.11 Non-Compensatory Damages.  NONE OF THE BUYER INDEMNIFIED PARTIES NOR THE SELLERS’ INDEMNIFIED PARTIES SHALL BE ENTITLED TO RECOVER FROM ANY SELLER OR BUYER, AS APPLICABLE, OR THEIR RESPECTIVE AFFILIATES, ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE SELLERS’ CERTIFICATES, THE BUYER’S CERTIFICATE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING

AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER.  SUBJECT TO THE PRECEDING SENTENCE, BUYER, ON BEHALF OF EACH OF THE BUYER INDEMNIFIED PARTIES, AND EACH SELLER, ON BEHALF OF EACH OF ITS SELLER INDEMNIFIED PARTIES, EACH WAIVES ANY RIGHT TO RECOVER ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT, THE SELLERS’ CERTIFICATES, THE BUYER’S CERTIFICATE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THIS SECTION 13.11 SHALL NOT RESTRICT ANY PARTY’S RIGHT TO SEEK SPECIFIC PERFORMANCE OR ANY INJUNCTION IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT.

13.12 Disclaimer of Application of Anti-Indemnity Statutes.  The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement, the Sellers’ Certificates, the Buyer’s Certificate or the transactions contemplated hereby or thereby.

13.13 Treatment of Payments.  Any payments made to any Buyer Indemnified Party or Sellers’ Indemnified Party, as the case may be, pursuant to Article III, this Article XIII or Section 15.2 shall constitute an adjustment to the Purchase Price for Tax purposes and shall be treated as such by Buyer and Sellers on their Tax Returns to the extent permitted by Law.

13.14 No Materiality Qualifier.  Notwithstanding anything in this Agreement to the contrary, the Liabilities for which any Party is obligated to indemnify or entitled to indemnity under Sections 13.2(a) or 13.3(a) shall be determined and calculated by excluding and without giving effect to any qualifiers as to materiality or Material Adverse Effect set forth in any representation or warranty.

Article XIV TERMINATION; DEFAULT AND REMEDIES
14.1 Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing (by written notice from the terminating Party to the other Parties):

(a) by any Seller, at such Seller’s option, if any of the conditions for the benefit of such Seller set forth in Article VIII have not been satisfied on or at any time after the Target Closing Date (or, with respect to those conditions that can only be satisfied at the Closing, are not capable of being satisfied by Buyer on or at any time after the Target Closing Date) and, following written notice thereof from such Seller to Buyer and the other Sellers specifying the reason such condition is unsatisfied (including any breach by Buyer of this Agreement), such condition remains unsatisfied for a period of ten (10) Business Days after Buyer’s receipt of written notice thereof from such Seller;

(b) by Buyer, at Buyer’s option, if any of the conditions set forth in Article VII have not been satisfied on or at any time after the Target Closing Date (or, with respect to those conditions that can only be satisfied at the Closing, are not capable of being satisfied by the applicable Seller on or at any time after the Target Closing Date) and, following written notice thereof from Buyer to Sellers specifying the reason such condition is unsatisfied (including any breach by any Seller of this Agreement), such condition remains unsatisfied for a period of ten (10) Business Days after Sellers’ receipt of written notice thereof from Buyer;

(c) by any Seller or Buyer if Closing shall not have occurred on or before the date that is five (5) days after the Target Closing Date (the “Outside Date”);

(d) by any Seller or Buyer if consummation of the transactions contemplated hereby is enjoined, restrained or otherwise prohibited or otherwise made illegal by the terms of a final, non-appealable order;

(e) by any Seller or Buyer if Buyer has not paid to Sellers the full Initial Deposit by the Initial Deposit Deadline as provided in Section 3.1(d) or if Buyer has not paid to Sellers the full Second Deposit by the Second Deposit Deadline as provided in Section 3.1(e);  or

(f) by the mutual prior written consent of Sellers and Buyer.

provided, however, that no Party shall have the right to terminate this Agreement pursuant to Section 14.1(a),  Section 14.1(b), or    Section 14.1(c)  if such Party is a Breaching Party at the time this Agreement would otherwise be terminated by such Breaching Party.  Notwithstanding anything to the contrary in the foregoing proviso, any Seller may, even if it is a Breaching Party, terminate this Agreement prior to Closing at any time following the 120th day after the Outside Date unless, prior to such Seller so terminating this Agreement, Buyer has commenced appropriate proceedings to enforce its rights of specific performance hereunder and, thereafter, use Commercially Reasonable Efforts to prosecute such proceeding or proceedings(s).  Any such termination by a Seller pursuant to the preceding sentence shall be without prejudice to Buyer’s and the other Sellers’ rights and remedies under Section 14.2.

14.2 Effect of Termination; Other Remedies.

(a) If this Agreement is terminated pursuant to any provision of Section 14.1, then this Agreement shall forthwith become void, and the Parties shall have no Liability or obligation hereunder; provided that the provisions of Section 10.2,  Section 13.11, this Section 14.2,  Section 14.3,  Article I and Article XV (other than Section 15.2(b) through Section 15.2(g),  Section 15.7, and Section 15.8, which shall terminate)  and such of the defined terms set forth in Annex I to give context to such Sections (the “Surviving Provisions”)  shall, in each case, survive such termination.  Upon the termination of this Agreement, Sellers shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the same to any Person without any restriction under this Agreement.  For clarity, if this Agreement is terminated as to or by any Seller it shall be terminated as to (or by) all Sellers, but without prejudicing the rights of the Parties with respect to such termination as provided in this Agreement.

(b) If this Agreement is terminated pursuant to Section 14.1(a) or 14.1(c) solely because of a Willful Breach that causes Buyer to be a Breaching Party, then as each Seller’s sole remedy hereunder, it shall be entitled to retain its Seller Share of the Initial Deposit and Second Deposit as liquidated damages for Buyer’s breach.  The Parties agree that the foregoing liquidated damages are reasonable considering all of the circumstances existing as of the Execution Date, shall not serve as a penalty and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Sellers.  For clarity, if Buyer is a Breaching Party as to one Seller at the time this Agreement is terminated pursuant to Section 14.1, then Buyer shall be a Breaching Party as to all Sellers as of such time.

(c) If this Agreement is terminated pursuant to Section 14.1(e) because Buyer has not paid the full Second Deposit to Sellers as provided in Section 3.1(e), and if at the time of such termination no Seller is a Breaching Party, then as each Seller’s sole remedy hereunder, it shall be entitled to retain its Seller Share of the Initial Deposit as liquidated damages for Buyer’s failure to pay the full Second Deposit.  The Parties agree that the foregoing liquidated damages are reasonable considering all of the circumstances existing as of the Execution Date, shall not serve as a penalty and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by any Party.

(d) If this Agreement is terminated pursuant to Section 14.1(b) or 14.1(c) solely because of a Willful Breach that causes a Seller to be a Breaching Party, then Buyer and the other Sellers shall be entitled to seek their actual, direct damages for such Seller’s Willful Breach.  For clarity, nothing in this Section 14.2(d) shall be a limit on Buyer’s ability to pursue specific performance of this Agreement in accordance with Section 14.2(g) prior to the termination of this Agreement.

(e) In the event that this Agreement is terminated pursuant to Section 14.1 and Sellers are not entitled to retain the Initial Deposit and Second Deposit under Section 14.2(b) or Section 14.2(c), then each Seller shall promptly return to Buyer such Seller’s Seller Share of the Initial Deposit and Second Deposit, as applicable, without interest.

(f) Nothing herein shall be construed to prohibit Buyer from first seeking specific performance in lieu of termination of this Agreement in accordance with Section 14.2(g), and thereafter terminating this Agreement and seeking the return of the Initial Deposit and Second Deposit and actual, direct damages in accordance with this Section 14.2.

(g) Subject to the following sentence, each Party acknowledges that the remedies at Law of each Seller and Buyer for a breach or threatened breach of this Agreement by any other Party may be inadequate and, in recognition of this fact, each Party, without posting any bond or the necessity of proving the inadequacy as a remedy of monetary damages, and in addition to all other remedies that may be available, shall, prior to the termination of this Agreement, be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.  Notwithstanding anything in this Agreement to the contrary, Sellers shall not be entitled to seek specific performance of Buyer’s obligation to consummate the transactions contemplated by this Agreement (it being understood that if Buyer fails for any reason to consummate the transaction contemplated by this Agreement, then the Sellers’ sole remedy for such failure shall be the retention of the Initial Deposit and Second Deposit in accordance with Section 14.2(b) or Section 14.2(c), if applicable).

(h) If a Party resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party from the Party that is in breach or default, including reasonable attorneys’ fees, in addition to any other relief to which such Party may be entitled.

14.3 Return of Documentation and Confidentiality.  Upon termination of this Agreement, Buyer shall return to each such Seller all original (and destroy all copies of) title, engineering, geological and geophysical data, environmental assessments and reports, maps and other information furnished by such Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, in each case in accordance with the Confidentiality Agreement, and an officer of Buyer shall certify same to such Seller in writing, provided, that Buyer may retain all such information to the extent necessary (and solely to the extent necessary) to pursue its legal remedies against Sellers for breach of this Agreement by Sellers.

Article XV MISCELLANEOUS

15.1 Appendices, Exhibits and Schedules.  All of the Annexes, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.  Each Party to this Agreement and its counsel has received a complete set of Annexes, Exhibits and Schedules prior to and as of the execution of this Agreement.

15.2 Expenses and Taxes.

(a) Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or any Seller in negotiating this Agreement and the Transaction Documents or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, legal and accounting fees, costs and expenses.

(b) Each Seller shall be allocated and bear its respective share of the Asset Taxes attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the date on which the Effective Time occurs.  Buyer shall be allocated and bear all Asset Taxes attributable to (A) any Tax period or portion thereof beginning on or after the Effective Time and (B) the portion of any Straddle Period beginning on the date on which the Effective Time occurs.

(c) For purposes of determining the allocations described in Section 15.2(b),   Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred,  Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and  Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the date on which the Effective Time occurs and the portion of such Straddle Period beginning on the date on which the Effective Time occurs by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand.  For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to Liability for the particular Asset Tax and shall end on the day before the next such date.

(d) To the extent the actual amount of an Asset Tax is not determinable at the Closing or at the time of the determination of the Final Settlement Statement pursuant to Section 3.4, as applicable, (i) the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment, and (ii) upon the later determination of the actual amount of such Asset Tax, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 15.2.

(e) Buyer shall be responsible for payment to the applicable Taxing Authorities of all Asset Taxes that become due and payable on or after the Closing Date, and Buyer shall indemnify and hold Sellers harmless for any failure to make such payments.

(f) All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer.  Any and all sales, use, transfer, stamp, documentary, registration or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (collectively, “Transfer Taxes”) shall be borne by Buyer.

(g) The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax returns and any audit, litigation or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.  The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.

15.3 Assignment.  This Agreement may not be assigned by any Party without prior written consent of the other Parties; provided that Buyer may assign this Agreement to an Affiliate without Sellers’ prior written consent as long as (i) such assignment is made at least five (5) Business Days prior to the Target Closing Date, (ii) Buyer notifies Sellers in writing of such assignment prior to making such assignment and (iii) such assignment will not materially impede or delay Closing.  Notwithstanding the prior sentence, no assignment shall relieve the assigning Party of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment.  Any assignment or other transfer by Buyer or its successors and assigns of any of the Assets shall not relieve Buyer or its successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Assets so assigned or transferred. Upon any permitted assignment, the references in this Agreement to the Sellers or the Buyer shall also apply to any such assignee unless the context requires otherwise.

15.4 Preparation of Agreement.  Each Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

15.5 Publicity.  Except as required by Law or any nationally recognized securities exchange, and except as otherwise provided in Section 6.5(d), no Party shall issue or make any press release or other public or private announcement prior to or in connection with Closing concerning this Agreement (or otherwise disclose the terms of this Agreement) without the prior written consent of the other Parties, which consent shall not be unreasonably withheld.  At least twenty-four (24) hours prior to issuing or making any press release or other public or private announcement prior to or in connection with Closing concerning this Agreement (or otherwise disclosing the terms of this Agreement), in each case, in accordance with this Section 15.5, the disclosing Party shall provide each other Party with such release, announcement or disclosure and shall incorporate any reasonable comments requested by any other Party into such release, announcement or disclosure.  Notwithstanding anything herein to the contrary, except as required by Law or any nationally recognized securities exchange, neither Buyer nor any Seller shall disclose the name of the other Parties (or the names of any of such other Party’s Affiliates) in any public release or announcement without the prior written consent of the other Parties (which consent may be withheld for any reason).

15.6 Notices.  All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by overnight courier or mailed by United States Mail with all postage fully prepaid, or sent by facsimile or electronic mail (“email”) transmission (provided that a receipt of such email is requested and received), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Pioneer:

Pioneer Natural Resources USA, Inc.
5205 North O’Connor Blvd., Suite 200
Irving, Texas 75039
Attention:   General Counsel
Fax:            (972) 969-3577
Email:         mark.kleinman@pxd.com

With a copy to its counsel:

Vinson and Elkins, LLP
2001 Ross Ave., Suite 3700
Dallas, Texas 75201
Attention:   John Grand
Fax:            (214) 999-7866
Email:         jgrand@velaw.com

If to Reliance:

Reliance Eagleford Upstream Holding LP
2000 W. Sam Houston Parkway South, Suite 700
Houston, TX 77042
Attention:   General Counsel
Fax:            (713)  430-8727
Email:        masoud.javadi@ril.com

With a copy to its counsel:

Haynes and Boone, LLP
1221 McKinney Street, Suite 2100
Houston, Texas 77010
Attention:   Austin Elam
Fax:            (713) 236-5430
Email:         austin.elam@haynesboone.com

If to Newpek:

Newpek, LLC
3221 North O’Connor Blvd., Suite 830
Irving, TX 75039
Attention:    Rodolfo Gamboa
Fax:             (972) 556-3628
Email:          rgamboa@alfa.com.mx

With a copy to its counsel:

King & Spalding LLP

1100 Louisiana, Suite 4000

Houston, Texas 77002

Attention: Archie Fallon

Fax: (713) 751-3290

Email: afallon@kslaw.com

If to Buyer:

Sundance Energy, Inc.
633 17th Street, Suite 1950
Denver, Colorado 80202
Attention:   Eric McCrady, CEO
Fax:            (303) 543-5701
Email:         emccrady@sundanceenergy.net

With a copy to its counsel:

Boigon Law Ltd.
633 17th Street, Suite 1950
Denver, Colorado 80202
Attention:   Howard Boigon
Email:         Howard@boigonlaw.com

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person, or by courier, or transmitted by facsimile or email transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day).  The Parties may change the address and the email address to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 15.6.

15.7 Further Cooperation.  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Parties shall take such other actions as such requesting Party may reasonably request, at such requesting Party’s expense, in order to effectuate the transactions contemplated by this Agreement.

15.8 Filings, Notices and Certain Governmental Approvals.  Promptly after Closing, Buyer shall (a) record all assignments executed at Closing in the records of the applicable Governmental Authority, (b) if applicable, send notices to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Buyer, (c) actively pursue the approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and (d) actively pursue all other consents and approvals customarily obtained by buyers after closing that may be required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, in each case, that shall not have been obtained prior to Closing.  Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

15.9 Entire Agreement; Conflicts.  THIS AGREEMENT, THE ANNEXES, EXHIBITS AND SCHEDULES HERETO, THE CONFIDENTIALITY AGREEMENT, THE ACCESS AGREEMENT AND THE TRANSACTION DOCUMENTS COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF.  THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS

AGREEMENT, THE SELLERS’ CERTIFICATES OR THE BUYER’S CERTIFICATE, AND NEITHER SELLERS NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH.  IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.9.

15.10 Parties in Interest.  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Sellers and Buyer and their respective successors and permitted assigns.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties or their successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder any rights, remedies, obligations or Liabilities under or by reason of this Agreement; provided that only a Party and its successors and assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).

15.11 Amendment. This Agreement may be amended only by an instrument in writing executed by both Parties.

15.12 Waiver; Rights Cumulative.  Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance.  No course of dealing on the part of any Seller or Buyer or their respective officers, employees, agents or representatives and no failure by any Seller or Buyer to exercise any of its rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision.  No waiver by any Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.  The rights of each Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

15.13 Governing Law; Jurisdiction.

(a) This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the transactions contemplated hereby or the rights, duties and relationship of the parties hereto and thereto, shall be governed by and construed and enforced in accordance with the Laws of the State of Texas, excluding any conflicts of Law, rule or principle that might refer construction of provisions to the Laws of another jurisdiction.

(b) The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties arising out of or relating to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby shall be in any state or federal court in Dallas, Texas and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement.  The Parties acknowledge that the state or federal courts in Dallas, Texas are convenient and appropriate for any disputes arising out of or relating to this Agreement, the Transaction Documents, or the transactions contemplated thereby.  The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts.  Buyer agrees that, notwithstanding anything to the contrary herein, in the event of any litigation brought by or against one or more of the Sellers arising out of or relating to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, it shall not be entitled to discover from Sellers any documents, testimony, or otherwise (“Information”) that, but for the fact that Sellers shared the Information between or among one or more of them, would be entitled to the protections of the attorney-client privilege.

(c) To the extent that any Party or any of its Affiliates has acquired, or hereafter may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 15.13(b).

(d) THE PARTIES AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

15.14 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.15 Removal of Name.  As promptly as practicable, but in any case within thirty (30) days after the Closing Date, Buyer shall, at its sole cost and expense, eliminate the name “Pioneer Natural Resources USA, Inc.,” “Pioneer Natural Resources Company,” “Pioneer,” “Reliance Eagleford Upstream Holding LP,” “Reliance,” “Newpek, LLC,” and “Newpek” and any variants thereof from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to any Seller or any of its Affiliates.

15.16 Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement.  Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

15.17 [Reserved]

15.18 Like-Kind Exchange.  Buyer and Sellers agree that any Seller or Buyer may elect to treat the acquisition or sale of the Assets as an exchange of like-kind property under Section 1031 of the Code (an “Exchange”), provided that the Closing shall not be delayed by reason of the Exchange.  Each Party agrees to use Commercially Reasonable Efforts to cooperate with the other Parties in the completion of such an Exchange including an Exchange subject to the procedures outlined in Treasury Regulation § 1.1031(k)‑1 and/or Internal Revenue Service Revenue Procedure 2000‑37.  Each Seller and Buyer shall have the right at any time prior to Closing to assign all or a part of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation § 1.1031(k)‑1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000‑37) to effect an Exchange.  In connection with any such Exchange, any exchange accommodation titleholder shall have taken all steps necessary to own the Assets under applicable Law.  Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other Person in connection with the Exchange shall release any Party from, or modify, any of its liabilities and obligations (including indemnity obligations to the other Parties) under this Agreement, and no Party makes any representations as to any particular Tax treatment that may be afforded to any other Parties by reason of such assignment or any other actions taken in connection with the Exchange.  No Party electing to treat the acquisition or sale of the Assets as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other Parties, the Party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold the other Parties, their Affiliates, and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives harmless from and against any and all liabilities and Taxes arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Parties but for the electing Party’s Exchange election.

15.19 Several Liability.  Buyer acknowledges and agrees that (a) the representations, warranties, covenants and agreements of each Seller in this Agreement and the Transaction Documents are several and not joint and pertain only to such Seller’s interest in the Assets, (b) that no Seller shall have any Liability or obligation under this Agreement, the Transaction Documents or otherwise to Buyer or the Buyer Indemnified Parties for any breach of any representation, warranty, covenant or agreement by any other Seller under this Agreement or any Transaction Document or for any payment or indemnification obligation of any other Seller under this Agreement or any Transaction Document and (c) Buyer, on behalf of itself and the Buyer Indemnified Parties hereby releases, remises and forever discharges each Seller and its Seller’s Indemnified Parties from any and all suits, legal or administrative proceedings, Liabilities or interest whatsoever, whether in contract, tort or otherwise, known or unknown, which Buyer or the Buyer Indemnified Parties might now or subsequently have, based on, relating to or arising out of any claim that Sellers have joint and several liability to Buyer for breach of any representation, warranty, covenant or agreement by any other Seller under this Agreement or any Transaction Document or for any payment or indemnification obligation of any other Seller under this Agreement or any Transaction Document; provided, however, that nothing in this Section 15.19 shall be deemed to release Sellers from their respective Liabilities for Retained Obligations.

 [Signature Pages Follow]

IN WITNESS WHEREOF, Sellers and Buyer have executed this Agreement as of the date first written above.

SELLERS:

PIONEER NATURAL RESOURCES USA, INC.

By:  __________________________________

Name: Mark H. Kleinman

Title:  Senior Vice President and General Counsel

Signature Page to Purchase and Sale Agreement

IN WITNESS WHEREOF, Sellers and Buyer have executed this Agreement as of the date first written above.

SELLERS:

RELIANCE EAGLEFORD UPSTREAM HOLDING LP,  a Texas limited partnership

By: Reliance Eagleford Upstream GP LLC, its general partner

By:  __________________________________

Name:  Walter Van De Vijver

Title:   President and Director

Signature Page to Purchase and Sale Agreement

IN WITNESS WHEREOF, Sellers and Buyer have executed this Agreement as of the date first written above.

SELLERS:

NEWPEK, LLC

By:  __________________________________

Name: Rodolfo Gamboa

Title:  Vice President

Signature Page to Purchase and Sale Agreement

IN WITNESS WHEREOF, Sellers and Buyer have executed this Agreement as of the date first written above.

BUYER:

SUNDANCE ENERGY, INC.

By:  __________________________________

Name:

Title:

Signature Page to Purchase and Sale Agreement

Annex I DEFINED TERMS

“AAA” shall have the meaning set forth in Section 3.5.

“Access Agreement” shall have the meaning set forth in Section 10.1.

“Accounting Arbitrator” shall have the meaning set forth in Section 3.5.

“Acquisition Proposal” shall have the meaning set forth in Section 6.7.

 “Adjusted Purchase Price” shall have the meaning set forth in Section 3.1(c).

“AFEs” shall have the meaning set forth in Section 4.12.

“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person.  The term “control” and its derivatives with respect to any Person mean either (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise or (b) the right to exercise fifty percent (50%) or more of the voting rights in the appointment of the directors (or other managers having duties similar to those of directors) of such Person.  For clarity, no Seller is an Affiliate of any other Seller.

“Agreement” shall have the meaning set forth in the introductory paragraph herein.

“Allocated Values” shall have the meaning set forth in Section 3.6.

“Allocation” shall have the meaning set forth in Section 3.7.

“Amended Enterprise Agreements” means (a) with respect to Pioneer, those certain amendments to Pioneer’s Enterprise Agreements as are contemplated by and attached to the Enterprise Closing Agreement, (b) with respect to Reliance, those certain amendments to Reliance’s Enterprise Agreements as are contemplated by and attached to the Enterprise Closing Agreement, and (c) with respect to Newpek, those certain amendments to Newpek’s Enterprise Agreements as are contemplated by and attached to the Enterprise Closing Agreement.

“Ancillary Rights” shall mean all overriding royalty interests, net profits interests, and other similar interests owned by a Seller in and to the Land, or in or attributable to production therefrom, and all corollary rights, properties and interests of Sellers relating to such interests, including without limitation the overriding royalty interests, net profits interests and other similar interests included on Exhibit A.

“Applicable Contracts” shall mean all Contracts to which a Seller is a party or is bound relating to any of the Assets and (in each case) that will be binding on Buyer after Closing, including: communitization agreements; net profits agreements; production payment agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; throughput, volume, dedication, and other commitments; bottom hole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation, stabilization, processing, treating, blending, compression, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater handling and disposal agreements; facilities or equipment leases; procurement and construction agreements; facility operating; binding portions of letters of intent and other preliminary agreements; the ETC Gas Processing and Transport Agreement; and other similar contracts and agreements, but exclusive of any master service agreements and Contracts relating to the Excluded Assets.

“Area” or “Areas” shall mean the area or areas, as applicable, within the Area Boundaries depicted on the Area Plat.

“Area Boundaries” shall mean the boundaries of the Areas depicted on the Area Plat attached as Exhibit A-1.

“Area Plat” shall mean the plat attached to this Agreement as Exhibit A-1 depicting the Area Boundaries.

“Asset Credit Support” shall mean any bonds, letters of credit and guarantees, if any, posted or reasonably anticipated by Sellers or any of their respective Affiliates with Governmental Authorities or other Third Parties and relating to the Assets.

“Asset Taxes” shall mean ad valorem, property, severance, production, sales, use and similar Taxes (excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes) based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom.

“Assets” shall have the meaning set forth in Section 2.1.

“Assignment” shall mean the Assignment, Assumption and Bill of Sale from Sellers to Buyer, pertaining to the Assets, in the form attached to this Agreement as Exhibit E.

“Assumed Obligations” shall have the meaning set forth in Section 13.1(a).

“ASX” shall have the meaning set forth in Section 6.5(b).

“Australian Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Australia are generally open for business.

“Breaching Party” means a Party (a “Subject Party”) who, at the time in question, is in Willful Breach, if (but only if), at such time in question, all conditions precedent to the obligations of the Subject Party to close as set forth in Article VII or Article VIII, as applicable, (a) have been satisfied (or waived in writing by the Subject Party) other than those conditions that can only be satisfied at the Closing, but subject to the Buyer (in the case where any Seller is the Subject Party) or the Sellers (in the case where Buyer is the Subject Party) being ready, willing and able to satisfy such conditions at such time in question or (b) would have been fulfilled or satisfied except solely due to the Willful Breach by the Subject Party.

“Burden” shall mean any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).

“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in the State of New York and the State of Texas are generally open for business.

“Buyer” shall have the meaning set forth in the introductory paragraph herein.

“Buyer Financial Statement Efforts” shall have the meaning set forth in Section 6.5(b).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 13.2.

“Buyer Parent” shall have the meaning set forth in Section 6.5(a).

“Buyer Parent Financing Efforts” shall have the meaning set forth in Section 6.5(a).

“Buyer Parent Shareholder Materials” shall have the meaning set forth in Section 6.5(a).

“Buyer PSA Guaranty” shall mean a guaranty by Buyer Parent in favor of each Seller guarantying the payment and performance of Buyer’s post-Closing obligations under this Agreement in the form attached hereto as Exhibit K.

“Buyer Required Financial Statements” shall have the meaning set forth in Section 6.5(b).

“Buyer’s Certificate” shall have the meaning set forth in Section 9.3(i).

“Buyer’s Fundamental Representations” shall mean the representations and warranties in Section 5.1,  Section 5.2,  Section 5.3(a),  Section 5.4,  Section 5.9 and Section 5.10.

“Casualty Loss” shall have the meaning set forth in Section 11.2(b).

“CGP11” shall mean the central gathering plant located at 28°20’59.07”N 98°54’04.05” W in La Salle County, Texas and consisting of approximately 1.5 miles of 4” diameter, 0.36 miles of 8” diameter, 2.9 miles of 12” diameter, and 3 miles of 16” diameter pipelines for the purpose of transporting combined streams of gas, oil, and water from wells to CGP11, related meters, risers, valves, pig launchers/receivers, cathodic protection, marker signs, and other appurtenances, together with oil stabilization and gas treating facilities all as more particularly described on Exhibit D, and including title to or the right to occupy the surface on which such facilities are located pursuant to Applicable Contracts or title documents of record.

 “Claim Notice” shall have the meaning set forth in Section 13.7(b).

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” shall mean, with respect to a given obligation, commercially reasonable efforts that a prudent Person that desires to achieve a result would use in similar circumstances to cause the result to be achieved in an expeditious manner; provided, however, that a Person required to use its Commercially Reasonable Efforts shall not be required to take actions that would result in a material adverse change in the benefits to such Person under this Agreement, to commence any Proceeding or to offer or grant any material accommodation (financial or otherwise) to any Person.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated December 31, 2016 by and between Sellers and Buyer (as amended).

“Consent” shall have the meaning set forth in Section 4.4.

“Contract” shall mean any written contract, agreement or any other legally binding arrangement that relate to Assets, but excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operations of any Assets; provided, however, that Contract shall specifically exclude any expired or terminated Contract.

“Copano” means Copano Processing LLC.

“Copano Agreements” means (a) with respect to Pioneer, that certain Gas Services Agreement, dated effective January 1, 2016, between Pioneer and Copano (as amended), (b) with respect to Reliance, that certain Gas Services Agreement, dated effective January 1, 2016, between Reliance and Copano (as amended), and (c) with respect to Newpek, that certain Gas Services Agreement, dated effective January 1, 2016, between Newpek and Copano (as amended), and the term “Copano Agreements” means all such agreements.

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets.

“DCP” means DCP Midstream, LP.

“DCP Gas Processing and Transport Agreement” means (a) with respect to Pioneer, that certain Gas Gathering and Processing Contract, dated January 17, 2011, between Pioneer and DCP (as amended), (b) with respect to Reliance, that certain Gas Gathering and Processing Contract, dated December 21, 2010, between Reliance and DCP (as amended), and (c) with respect to Newpek, that certain Gas Gathering and Processing Contract, dated December 21, 2010, between Newpek and DCP (as amended), and the term “DCP Gas Processing and Transport Agreements” means all such agreements.

“De Minimis Threshold” shall have the meaning set forth in Section 13.4(a).

“Decommission” shall mean all dismantling and decommissioning activities and obligations as are required by Law, any Governmental Authority, Lease or other agreement including all well plugging, replugging and abandonment, facility dismantlement and removal, pipeline and flowline removal, closed, removed, purged, abandoned, capped, remediated and restored dismantlement, closure, purging, capping, remediating, restoring or removal of all other property of any kind related to or associated with operations or activities and associated site clearance, site restoration and site remediation.

“Defensible Title” shall mean, with respect to each Seller, such title of record of such Seller as of the Effective Time and the Closing Date and subject to Permitted Encumbrances:

(a) with respect to each Well described on Exhibit B, entitles such Seller to receive not less than the Net Revenue Interest set forth on Exhibit B for such Seller for such Well from the Subject Depths, except for (i) decreases in connection with those operations in which such Seller or its successors or assigns may from and after the Execution Date elect to be a non-consenting co-owner in accordance with the Agreement, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries for post-Effective Time Imbalances shown on Schedule 4.11, and (iv) as otherwise set forth on Exhibit B;

(b) with respect to each Well described on Exhibit B, obligates such Seller to bear not more than the Working Interest set forth on Exhibit B for such Seller such Well from the Subject Depths, except (i) increases resulting from contribution requirements arising after the Execution Date with respect to defaulting co-owners under existing applicable agreements, (ii) increases to the extent that such increases are accompanied by a proportionate or greater increase in such Seller’s Net Revenue Interest, and (iii) as otherwise set forth on Exhibit B;

(c) with respect to each Lease described on Exhibit A, entitles such Seller to receive (during the entirety of the productive life of such property) not less than the Net Revenue Interest set forth on Exhibit A for such Seller and such Lease (proportionately reduced to the Working Interests of such Seller attributable to such Lease) as to the Subject Depths, except for (i) decreases in connection with those operations in which such Seller or its successors or assigns may from and after the Execution Date elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries for post-Effective Time Imbalances shown on Schedule 4.11, and (iv) as otherwise specifically set forth on Exhibit A;

(d) with respect to each Lease described on Exhibit A, entitles such Seller to no less than the number of Net Acres set forth under the heading “Net Acres” on Exhibit A for such Seller for such Lease as to the Subject Depths; and

(e) is free and clear of all Encumbrances and defects of title.

 “Dispute Notice” shall have the meaning set forth in Section 3.4(a).

“Effective Time” shall mean 7:00 a.m. Central Time on October 1, 2017.

“email” shall have the meaning set forth in Section 15.6.

“Encumbrance” shall mean any lien, mortgage, security interest, pledge, charge, or other encumbrance that encumbers or burdens any of the Assets.

“Enterprise Agreements” means the following agreements, in each case, effective as of July 1, 2015: (a) First Amended and Restated Hydrocarbon Gathering and Handling Agreement between Pioneer and EFS Midstream; (b) First Amended and Restated Hydrocarbon Gathering and Handling Agreement between Reliance and EFS Midstream; (c) First Amended and Restated Hydrocarbon Gathering and Handling Agreement between Newpek and EFS Midstream; (d) Processed Condensate Purchase Agreement between Pioneer and Enterprise Crude; (e) Processed Condensate Purchase Agreement between Reliance and Enterprise Crude; (f) Processed Condensate Purchase Agreement between Newpek and Enterprise Crude; (g) Crude Oil and Unprocessed Condensate Purchase Agreement between Pioneer and Enterprise Crude; (h) Crude Oil and Unprocessed Condensate Purchase Agreement between Reliance and Enterprise Crude; (i) Crude Oil and Unprocessed Condensate Purchase Agreement between Newpek and Enterprise Crude; (j) First Amended and Restated Gas Processing Agreement between Pioneer and Enterprise Hydrocarbons; (k) First Amended and Restated Gas Processing Agreement between Reliance and Enterprise Hydrocarbons; (l) First Amended and Restated Gas Processing Agreement between Newpek and Enterprise Hydrocarbons; (m) First Amended and Restated Firm Gas Transportation Agreement for Intrastate Service between Pioneer and Enterprise Texas Pipeline; (n) First Amended and Restated Firm Gas Transportation Agreement for Intrastate Service between Reliance and Enterprise Texas Pipeline; (o) First Amended and Restated Firm Gas Transportation Agreement for Intrastate Service between Newpek and Enterprise Texas Pipeline; (p) First Amended and Restated Firm Gas Transportation Agreement for NGPA Section 311 Service between Pioneer and Enterprise Texas Pipeline; (q) First Amended and Restated Firm Gas Transportation Agreement for NGPA Section 311 Service between Reliance and Enterprise Texas Pipeline; (r) First Amended and Restated Firm Gas Transportation Agreement for NGPA Section 311 Service between Newpek and Enterprise Texas Pipeline; (s) First Amended and Restated Interruptible Gas Transportation Agreement for NGPA Section 311 Service between Pioneer and Enterprise Texas Pipeline; (t) First Amended and Restated Interruptible Gas Transportation Agreement for NGPA Section 311 Service between Reliance and Enterprise Texas Pipeline; (u) First Amended and Restated Interruptible Gas Transportation Agreement for NGPA Section 311 Service between Newpek and Enterprise Texas Pipeline; (v) First Amended and Restated Interruptible Gas Transportation Agreement for Intrastate Service between Pioneer and Enterprise Texas Pipeline; (w) First Amended and Restated Interruptible Gas Transportation Agreement for Intrastate Service between Reliance and Enterprise Texas Pipeline; and (x) First Amended and Restated Interruptible Gas Transportation Agreement for Intrastate Service between Newpek and Enterprise Texas Pipeline.

“Enterprise Entities” means EFS Midstream LLC (“EFS Midstream”), Enterprise Crude Oil LLC (“Enterprise Crude”), Enterprise Hydrocarbons L.P. (“Enterprise Hydrocarbons”) and Enterprise Texas Pipeline LLC (“Enterprise Texas Pipeline”).

“Enterprise Closing Agreement” means that certain agreement as of the date hereof between the Enterprise Entities, Sellers and Buyer.

“Environmental Defect” shall mean, with respect to each Seller, (a) a condition existing on the Execution Date with respect to the air, soil, subsurface, surface waters, ground waters and sediments that causes such Seller’s interest in the Asset (or such Seller with respect to such interest in the Asset) not to be in compliance with Environmental Laws or (b) the existence as of the Execution Date with respect to such Seller’s interest in the Assets or its operation thereof of any environmental pollution, contamination or degradation or Hazardous Substances where Remediation or corrective action is presently required (or if known, would be presently required) under Environmental Laws.

“Environmental Laws” shall mean all Laws in effect as of the Execution Date relating to the prevention of pollution, protection of the environment (including natural resources and wildlife), remediation of contamination or restoration of environmental quality, including those Laws relating to the use, generation, processing, treatment, migration, storage, transportation, disposal, discharge, release, or other management of chemicals and other Hazardous Substances, or the reporting thereof, and including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Rivers and Harbors Act of 1899, 33 U.S.C. § 401 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.;  and any state Law that encompasses equivalent, additional, or more stringent requirements to any of the foregoing.  The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority that are not mandatory under Environmental Laws.

 “ETC” means ETC Texas Pipeline, Ltd.

“ETC Gas Processing and Transport Agreement” means (a) with respect to Pioneer, that certain Gathering and Processing Agreement, dated October 1, 2012, Pioneer and ETC, as amended, (b) with respect to Reliance, that certain Gathering and Processing Agreement, dated October 1, 2012, Reliance and ETC, as amended, and (c) with respect to Newpek, that certain Gathering and Processing Agreement, dated October 1, 2012, Newpek and ETC, as amended, and the term “ETC Gas Processing and Transport Agreements” means all such agreements.

“Exchange” shall have the meaning set forth in Section 15.18.

“Excluded Assets” shall mean, with respect to a Seller, (a) all of such Seller’s minute books, financial records and other business records that relate to such Seller’s business generally (including the ownership and operation of the Assets); (b) except to the extent relating to any Assumed Obligation, all trade credits, all accounts, all receivables and all other proceeds, income or revenues directly attributable to such Seller’s interest in the Assets and attributable to any period of time prior to the Effective Time and, subject to the adjustments to the Pioneer Purchase Price, the Reliance Purchase Price and the Newpek Purchase Price set forth in Section 3.2, all funds held in suspense; (c) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all claims and causes of action of such Seller arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time

(including claims for adjustments or refunds); (d)  subject to Section 11.2, all rights and interests of such Seller (i) under any policy or agreement of insurance, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property; (e) all Hydrocarbons produced and sold from such Seller’s interest in the Assets with respect to all periods prior to the Effective Time, excluding all Hydrocarbons in storage or existing in pipelines, plants and tanks (including inventory and line fill) and upstream of the sales meter as of the Effective Time for which Sellers receive an upward adjustment to the Purchase Price; (f) all claims of such Seller or its Affiliates for refunds of, credits attributable to, loss carry forwards with respect to, or similar Tax assets relating to (i) Asset Taxes attributable to any period (or portion thereof) prior to the Effective Time, (ii) such Seller’s Income Taxes or (iii) any Taxes attributable to such Seller’s Excluded Assets; (g) all personal computers and associated peripherals and all radio and telephone equipment of such Seller, including any software or programs used in connection with the SCADA Equipment; (h) all of such Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property except for G&G Data; (i) all documents and instruments of such Seller that may be protected by an attorney-client privilege or any attorney work product doctrine (other than title opinions); (j) all data, information and agreements of such Seller that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties that remain in effect as of the Effective Time; (k) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all audit rights of such Seller arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer; (l) (x) all G&G Data and third party seismic licenses relating to the Assets which such Seller may not disclose, assign or transfer under its existing agreements and licenses without making any additional payments, or incurring any Liabilities and (y) any interpretations or analyses of any G&G Data or third party seismic licenses; (m) documents prepared or received by such Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by such Seller, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by such Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Sellers or any of their representatives, and any prospective purchaser other than Buyer and (v) correspondence between Sellers or any of their representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (n) any offices, office leases and any personal property located in or on such offices or office leases of such Seller; (o) any inventory of such Seller, unless such inventory is located on Leases, Lands or surface equipment and is specifically set aside and designated as inventory for use with the Assets; (p) any other assets, properties or items of such Seller specifically listed on Exhibit F; (q) any Hedge Contracts of such Seller; (r) any debt instruments of such Seller; (s) any master services agreements or similar Contracts of such Seller or its Affiliates; and (t) the DCP Gas Processing and Transport Agreement, Copano Agreements, and Enterprise Agreements.

“Execution Date” shall have the meaning set for in the introductory paragraph herein.

“Final Price” shall have the meaning set forth in Section 3.4(a).

“Final Settlement Statement” shall have the meaning set forth in Section 3.4(a).

“Financing Efforts” shall have the meaning set forth in Section 6.5(b).

“First Seller” shall have the meaning set forth in Section 8.4.

“G&G Data” shall have the meaning set forth in Section 2.1(i).

“GAAP” shall mean United States generally accepted accounting principles as in effect on the Execution Date.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Governmental Authorizations” shall have the meaning set forth in Section 2.1(j).

“Hard Consent” shall have the meaning set forth in Section 11.3(a).

“Hazardous Substances” shall mean any pollutants, contaminants, toxins or hazardous or extremely hazardous substances, materials, wastes, constituents, radiation, compounds or chemicals that are regulated by or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic substance,” “extremely hazardous substance,” “chemical substance,” “toxic pollutant,” “contaminant” or “pollutant,” or may form the basis of Liability under, any Environmental Laws including (i) NORM, (ii) oil and gas exploration and production wastes, including produced and flow back waters; and (iii) asbestos containing materials, mercury, polychlorinated biphenyls, mold, radioactive materials, urea formaldehyde foam insulation, or radon gas.

“Hedge Contract” shall mean any Contract to which a Seller is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalances” shall mean all Well Imbalances and Pipeline Imbalances.

“Income Taxes” shall mean any income, franchise and similar Taxes.

“Indebtedness” shall have the meaning set forth in Section 13.1(b)(x).

“Indemnified Party” shall have the meaning set forth in Section 13.7(a).

“Indemnifying Party” shall have the meaning set forth in Section 13.7(a).

“Indemnity Deductible” shall mean, (i) with respect to Pioneer, one and one-half percent (1.5%) of the Pioneer Purchase Price, (ii) with respect to Reliance, one and one-half percent (1.5%) of the Reliance Purchase Price, and (iii) with respect to Newpek, one and one-half percent (1.5%) of the Newpek Purchase Price.

“Information” shall have the meaning set forth in Section 15.13(b).

“Initial Deposit” shall have the meaning set forth in Section 3.1(d).

“Initial Deposit Deadline” shall have the meaning set forth in Section 3.1(d).

“Interim Period” shall mean that period of time commencing with the Effective Time and ending at 7:00 a.m. Central Time on the Closing Date.

“JDA Agreements” shall mean that certain Joint Development Agreement, dated June 29, 2010 among the Sellers, that certain Joint Operating Agreement, dated June 29, 2010, among the Sellers (the “Sellers JOA”), that certain Tax Partnership Agreement, dated June 29, 2010, among the Sellers and all ancillary instruments, documents and agreements entered into by the Sellers and their Affiliates in connection therewith (including any amendments, supplements and/or modifications to such agreements).

“Knowledge” shall mean (a) with respect to each Seller, the actual knowledge of the individuals listed on Schedule I-1 for such Seller, and (b) with respect to Buyer, the actual knowledge of the individuals listed on Schedule I-2.

“Land” shall have the meaning set forth in Section 2.1(a).

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority, and the applicable common law of a Governmental Authority having jurisdiction over the Parties or the Assets.

“Leases” shall have the meaning set forth in Section 2.1(a).

“Liabilities” shall mean any and all costs, expenses, claims, obligations, causes of action, payments, charges, demands, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), including any amounts paid in permitted settlements and any reasonable attorneys’ fees, legal or other expenses incurred in connection therewith.

“Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, results in a material adverse effect on the ownership, operation or value of the Assets taken as a whole and as currently operated as of the Execution Date that would reasonably be expected to cause a diminution in the aggregate value of the Assets in an amount equal to or in excess of ten percent (10%) of the Purchase Price,  or a material adverse effect on the ability of a Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided,  however, that a Material Adverse Effect shall not include any material adverse effects resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) any action or omission of a Seller taken in accordance with the terms of this Agreement without the violation thereof or with the prior written consent of Buyer (other than any unanticipated event or result relating thereto); (c) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (d) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (e) acts of God, including hurricanes, storms or other naturally occurring events; (f) acts or failures to act of Governmental Authorities other than in response to default or claimed default of any Seller with respect to any Governmental Authorization or Law; (g) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (h) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (i) a change in Laws and any interpretations thereof from and after the Execution Date; (j) any reclassification or recalculation of reserves in the ordinary course of business; (k) changes in the prices of Hydrocarbons; and (l) natural declines in well performance.

“Material Contracts” shall have the meaning set forth in Section 4.7(a).

“Meeks and Wye Ranch Agreements” shall have the meaning set forth in Section 6.11(a).

“Net Acres” shall mean, as computed separately with respect to each Seller’s Working Interest in a Lease (a) the number of gross acres in the lands covered by such Lease times (b) the mineral interest in Hydrocarbons covered by such Lease in such lands times (c) such Seller’s Working Interest for such Lease.

“Net Revenue Interest” shall mean, with respect to a Seller’s Working Interest in a Well (or a specific depth or formation in such Well, as may be applicable) or a Lease (or a specific depth or formation in such Lease, as applicable), such Seller’s interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Lease (or such specific depth or formation, as applicable), after giving effect to all Burdens of such Seller; provided that if a Seller’s Working Interest in any Lease differs as to any part or depth of such Lease, then a separate calculation shall be made as to each such part or depth.

“New Enterprise Agreements” means those certain agreements to be entered into at Closing between Buyer and the Enterprise Entities relating to the Assets that are contemplated by and attached to the Enterprise Closing Agreement.

“Newpek” shall have the meaning set forth in the introductory paragraph herein.

“Newpek Adjusted Purchase Price” shall have the meaning set forth in Section 3.1(c).

“Newpek Assets” means all of Newpek’s right, title and interest in and to the Assets.

“Newpek Purchase Price” shall have the meaning set forth in Section 3.1(c).

“NORM” shall mean naturally occurring radioactive material, including technically enhanced NORM or “TENORM.”

“Other Wells” shall have the meaning set forth in Section 2.1(b).

“Outside Date” shall have the meaning set forth in Section 14.1(c).

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Permitted Encumbrances” shall mean, with respect to each Seller:

(a) the terms and conditions of all Leases, Material Contracts and all Burdens if the net cumulative effect of such Leases, Material Contracts and Burdens does not operate to (i) reduce the Net Acres of such Seller in any Lease to an amount less than the number of Net Acres set forth on Exhibit A for such Seller as to the Subject Depths, (ii) increase the Burdens on any Lease in excess of the Burdens set forth on Exhibit A for such Seller for such Lease (proportionately reduced to the Working Interest of such Seller attributable to such Lease) as to the Subject Depths, (iii) increase the Working Interest such Seller is obligated to bear with respect to any Well in an amount greater than the Working Interest set forth on Exhibit B for such Seller for such Well (unless the Net Revenue Interest for such Seller for such Well as set forth on Exhibit B is increased in the same or greater proportion as any such increase in Working Interest), or (iv) decrease the Net Revenue Interest such Seller is entitled to with respect to any Well in an amount below the Net Revenue Interest set forth on Exhibit B for such Seller for such Well;

(b) preferential rights to purchase (including the Preferential Purchase Rights) or Consents (including Customary Post-Closing Consents) or similar agreements listed on Schedules 4.4 or 4.9, as applicable;

(c) liens for Taxes that are not yet due and payable;
(d) conventional rights of reassignment upon final intention to abandon or release any of the Assets (that have not been transferred);

(e) all Laws and all rights reserved to or vested in any Governmental Authority, including required notices to and filings with any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement;

(f) rights of a common owner of any interest in rights-of-way, permits, easements or other Assets held by such Seller and such common owner as tenants in common or through common ownership, which, in each case, do not materially impair the operation or use of any of the Assets as currently operated and used;

(g) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not materially impair the operation or use of any of the Assets as currently operated and used;

(h) vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due;

(i) liens created under the Assets or operating agreements or by operation of Law in respect of obligations that are not yet due;
(j) any Encumbrance affecting the Assets that is discharged by such Seller at or prior to Closing;
(k) any matters referenced and set forth on Exhibit A or Exhibit B and all litigation set forth on Schedule 4.6;
(l) mortgage liens burdening a lessor’s interest in the Assets; and

(m) all other Encumbrances, Contracts (including the Applicable Contracts), instruments, obligations, defects and irregularities affecting the Assets that individually or in the aggregate (i) are not such as to materially interfere with the operation or use of any of the Assets, (ii) reduce the Net Acres of such Seller in any Lease to an amount less than the number of Net Acres set forth on Exhibit A for such Seller as to the Subject Depths, (iii) increase the Burdens on any Lease in excess of the Burdens set forth on Exhibit A for such Seller for such Lease (proportionately reduced to the Working Interest of such Seller attributable to such Lease) as to the Subject Depths, (iv) increase the Working Interest such Seller is obligated to bear with respect to any Well in an amount greater than the Working Interest set forth on Exhibit B for such Seller for such Well (unless the Net Revenue Interest for such Seller for such Well as set forth on Exhibit B is increased in the same or greater proportion as any such increase in Working Interest), or (v) decrease the Net Revenue Interest such Seller is entitled to with respect to any Well in an amount below the Net Revenue Interest set forth on Exhibit B for such Seller for such Well.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” shall have the meaning set forth in Section 2.1(h).

“Pioneer” shall have the meaning set forth in the introductory paragraph herein.

“Pioneer Adjusted Purchase Price” shall have the meaning set forth in Section 3.1(a).

“Pioneer Assets” means all of Pioneer’s right, title and interest in and to the Assets.

“Pioneer Purchase Price” shall have the meaning set forth in Section 3.1(a).

“Pipeline Imbalance” shall mean any imbalance in volume or hydrocarbon value between the Hydrocarbons attributable to the Assets required to be delivered by a Seller or its designee under any Contract relating to Hydrocarbons and the Hydrocarbons attributable to the Assets actually delivered by such Seller or its designee pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, transportation, storage or processing facility.

“Preferential Purchase Right” shall have the meaning set forth in Section 4.9.

“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.3.

“Proceeding” shall mean any proceeding, action, arbitration, litigation, subpoena, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Property Expenses” shall have the meaning set forth in Section 2.3.

“Purchase Price” shall have the meaning set forth in Section 3.1(c).

“Records” shall have the meaning set forth in Section 2.1(n).

“Release” means any presence, releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing on, into, or through the environment.

“Reliance” shall have the meaning set forth in the introductory paragraph herein.

“Reliance Adjusted Purchase Price” shall have the meaning set forth in Section 3.1(b).

“Reliance Assets” means all of Reliance’s right, title and interest in and to the Assets.

“Reliance Purchase Price” shall have the meaning set forth in Section 3.1(b).

“Remediation” shall mean, with respect to an Environmental Defect, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions to the extent required under Environmental Laws to correct or remove such Environmental Defect.  “Remediate,” “Remediates” and “Remediated” shall have corollary meanings.

“Required Insurance” shall have the meaning set forth in Section 6.11(b).

“Retained Obligations” shall have the meaning set forth in Section 13.1(b).

“SCADA Equipment” shall mean all SCADA equipment, fixtures and personal property to the extent located on the Leases, Wells or Surface Rights, provided that the “SCADA Equipment” shall not include any software or programs used in connection therewith.

“SEC” shall have the meaning set forth in Section 6.5(b).

“Second Deposit” shall have the meaning set forth in Section 3.1(e).

“Second Deposit Deadline” shall have the meaning set forth in Section 3.1(e).

“Seller” and “Sellers” shall have the meanings set forth in the introductory paragraph of this Agreement.

“Seller Indemnified Parties” shall mean, with respect to each Seller, such Seller, its Affiliates and all of its and its Affiliate’s respective equity holders, partners, members, directors, officers, managers, employees, agents and representatives and “Sellers’ Indemnified Parties” shall mean, collectively, the Seller Indemnified Parties of all of the Sellers.

“Seller Share” means 46.4190% with respect to Pioneer, 44.9455%  with respect to Reliance, and 8.6355%  with respect to Newpek; provided that with respect to any individual Asset, a Seller’s “Seller Share” shall be a percentage determined by calculating ratio by which the Working Interest that such Seller owns in such Asset bears to the total Working Interests that all Sellers own in such Asset.

“Seller Taxes” shall mean, with respect to a Seller, (a) Income Taxes imposed by any applicable Laws on such Seller, (b) Asset Taxes allocable to such Seller pursuant to Section 15.2 (taking into account, and without duplication of, (i) such Asset Taxes effectively borne by such Seller as a result of Purchase Price adjustments made pursuant to Sections 3.2,  3.3 or 3.4, as applicable, and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 15.2(d)), and (c) any Taxes imposed on or with respect to the ownership or operation of such Seller’s Excluded Assets.

 “Seller’s Certificate” and “Sellers’ Certificates” shall have the meanings set forth in Section 9.3(h).

“Seller’s Fundamental Representations” shall mean the representations and warranties in Section 4.1,  Section 4.2,  Section 4.3(a),  Section 4.4 and Section 4.14.

“Sellers JOA” shall have the meaning set forth in the definition of “JDA Agreements.”

“Services” shall have the meaning set forth in Schedule 6.12.

“Special Warranty of Title” shall have the meaning set forth in Section 11.1(b).

“Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.

“Subject Depths” shall mean, (a) with respect to any Lease and unless otherwise set forth on Exhibit A, the “Eagle Ford Shale Formation” and “Austin Chalk Formation,” each as defined on Exhibit H, and (b) with respect to any Well, the formation from which such Well is currently producing.

“Surface Rights” shall have the meaning set forth in Section 2.1(f).

“Surviving Provisions” shall have the meaning set forth in Section 14.2(a).

“SWT Survival Period” shall mean the period of time commencing as of the Closing and ending at 5:00 p.m. Central Time on the 24-month anniversary of the Closing Date.

“Target Closing Date” shall have the meaning set forth in Section 9.1.

“Tax Returns” shall have the meaning set forth in Section 4.13.

“Taxes” shall mean any taxes, assessments and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” shall have the meaning set forth in Section 13.7(b).

“Transaction Documents” shall mean the Assignment, Buyer’s Certificate, Seller’s Certificates, the Transaction Support Agreement and any other documents executed pursuant to or in connection with this Agreement or the Transaction Support Agreement.

“Transaction Support Agreement” shall have the meaning set forth in Section 9.3(m).

“Transfer Taxes” shall have the meaning set forth in Section 15.2(f).

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Units” shall have the meaning set forth in Section 2.1(c).

“Well Imbalance”  shall mean any imbalance at the wellhead between the Hydrocarbons produced from a Well and allocable to the interests of a Seller therein and the shares of production from the relevant Well to which such Seller are entitled, together with any appurtenant rights and obligations concerning future in kind or cash balancing at the wellhead.

“Wells” shall have the meaning set forth in Section 2.1(b).

“Wells in Progress” shall have the meaning set forth in Section 4.12.

“Willful Breach” shall mean, with respect to a Party, (a) such Party’s willful or deliberate act or a willful or deliberate failure to act by such Party, which act or failure to act (i) constitutes in and of itself a material breach of any covenant set forth in this Agreement and (ii) which was undertaken with the actual knowledge of such Party that such act or failure to act would be, or would reasonably be expected to cause, a material breach of this Agreement or (b) the failure by such Party to consummate the transactions contemplated by this Agreement after all conditions to such Party’s obligations in Article VII or Article VIII, as applicable, have been satisfied or waived in accordance with the terms of this Agreement (other than those conditions which by their terms can only be satisfied simultaneously with the Closing but which would be capable of being satisfied at Closing if the Closing were to occur).

“Working Interest” shall mean, with respect to a Well (or a specific depth or formation in such Well, as applicable) or a Lease (or a specific depth or formation in such Lease, as applicable), the interest in such Well or Lease (or the applicable depth or formation) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well or Lease, but without regard to the effect of any Burdens.